UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.    )

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Concho Resources Inc.
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CONCHO RESOURCES INC.

550 West Texas Avenue

Suite 100

Midland, Texas 79701

NOTICE OF 2012 ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Concho Resources Inc.:

Notice is hereby given that the 2012 Annual Meeting of Stockholders (the “Annual Meeting”) of Concho Resources Inc. (the “Company”) will be held at the Petroleum Club of Midland, 501 West Wall Avenue, Midland, Texas 79701, on Thursday, June 7, 2012, at 3:00 p.m. Central Time. The Annual Meeting is being held for the following purposes:

1.	to elect three Class II directors, each for a term of three years;

2.	to ratify the Audit Committee of the Board of Directors’ selection of Grant Thornton LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2012;

3.	to approve an amendment and restatement of the 2006 Stock Incentive Plan (the “Stock Incentive Plan”) to, among other items, increase the number of shares of common stock authorized for issuance under the Stock Incentive Plan from 5,850,000 to 7,500,000;

4.	to consider an advisory vote to approve the compensation of the Company’s named executive officers as disclosed in the accompanying proxy statement; and

5.	to transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

These proposals are described in the accompanying proxy materials. You will be able to vote at the Annual Meeting only if you were a stockholder of record at the close of business on April 23, 2012, the record date for the meeting.

By Order of the Board of Directors

C. William Giraud
Senior Vice President, General Counsel and Secretary

Midland, Texas

April 23, 2012

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on June 7, 2012:

This Notice and Proxy Statement, along with the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 and the Company’s 2011 Annual Report to Stockholders, are available free of charge at www.concho.com/proxy.

YOUR VOTE IS IMPORTANT

Please date, sign and return the enclosed proxy card promptly so that your shares may be voted in accordance with your wishes and so that there is a quorum at the Annual Meeting. You also may vote your shares over the Internet or via a toll-free telephone number, as further described on the enclosed proxy card.

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CONCHO RESOURCES INC.

550 West Texas Avenue

Suite 100

Midland, Texas 79701

PROXY STATEMENT

2012 ANNUAL MEETING OF STOCKHOLDERS

This Proxy Statement is being furnished to you in connection with the solicitation of proxies by the Board of Directors of Concho Resources Inc. (the “Company”) for use at the Company’s 2012 Annual Meeting of Stockholders (the “Annual Meeting”). The Board of Directors of the Company requests your proxy for the Annual Meeting that will be held on Thursday, June 7, 2012, at 3:00 p.m. Central Time, at the Petroleum Club of Midland, 501 West Wall Avenue, Midland, Texas 79701. By granting a proxy, you authorize the persons named in the proxy to represent you and vote your shares at the Annual Meeting. Those persons will also be authorized to vote your shares to adjourn the Annual Meeting from time to time and to vote your shares at any adjournments or postponements of the Annual Meeting.

If you attend the Annual Meeting, you may vote in person. If you are not present at the Annual Meeting, your shares may be voted only by a person to whom you have given a proper proxy.

You may revoke your proxy in writing at any time before it is exercised at the Annual Meeting by (i) delivering to the Secretary of the Company a written notice of the revocation; (ii) signing, dating and delivering to the Secretary of the Company a proxy with a later date; or (iii) attending the Annual Meeting and voting your shares in person. Your attendance at the Annual Meeting will not revoke your proxy unless you give written notice of revocation to the Secretary of the Company before your proxy is exercised or unless you vote your shares in person at the Annual Meeting before your proxy is exercised.

Brokers are not permitted to vote your shares for discretionary matters, which include the election of directors, the amendment and restatement of the 2006 Stock Incentive Plan (the “Stock Incentive Plan”) and the advisory vote to approve executive compensation, without your instructions as to how to vote. Please return your proxy card so that your vote can be counted.

DELIVERY OF PROXY MATERIALS

The approximate date on which this Proxy Statement, accompanying Notice of 2012 Annual Meeting of Stockholders and proxy card, and the Company’s 2011 Annual Report to Stockholders are first being sent or given to stockholders is April 27, 2012.

This Notice and Proxy Statement, along with the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 and the Company’s 2011 Annual Report to Stockholders, are available free of charge at www.concho.com/proxy.

QUORUM AND VOTING

Voting Stock.    The Company’s common stock, par value $0.001 per share, is the only outstanding class of the Company’s securities that entitles holders to vote generally at meetings of the Company’s stockholders. Each share of common stock outstanding on the record date entitles the holder to one vote at the Annual Meeting.

Record Date.    The record date for stockholders entitled to notice of and to vote at the Annual Meeting is the close of business on April 23, 2012. As of the record date, 104,022,410 shares of common stock were outstanding and entitled to be voted at the Annual Meeting.

Quorum and Adjournments.    A quorum of stockholders is necessary to have a valid meeting of stockholders. The presence, in person or by proxy, of the holders of a majority of the votes eligible to be cast at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. If a quorum is not present, the chairman has the power to adjourn the Annual Meeting from time to time, without notice other than an announcement at the Annual Meeting, until a quorum is present. At any annual meeting reconvened following an adjournment at which a quorum is present, any business may be transacted that might have been transacted at the annual meeting as originally noticed.

Vote Required.    Only stockholders of record at the close of business on April 23, 2012 have the right to vote at the Annual Meeting. The proposals at the Annual Meeting will require the following votes:

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Directors will be elected by a plurality of all votes cast, subject to the Company’s majority voting policy contained in its Corporate Governance Guidelines. You may vote “FOR ALL NOMINEES,” “WITHHOLD AUTHORITY FOR ALL NOMINEES” or “FOR ALL EXCEPT” for the director nominees.

•

Ratification of the selection of the Company’s independent registered public accounting firm will require the affirmative vote of the holders of a majority of the votes of the Company’s common stock cast affirmatively or negatively at the Annual Meeting with respect to the proposal. You may vote “FOR,” “AGAINST” or “ABSTAIN” on the proposal to ratify the selection of the Company’s independent registered public accounting firm.

•

Approval of an amendment and restatement of the Stock Incentive Plan will require the affirmative vote of the holders of a majority of the votes of the Company’s common stock cast affirmatively or negatively at the Annual Meeting with respect to the proposal. You may vote “FOR,” “AGAINST” or “ABSTAIN” on the proposal to amend the Stock Incentive Plan.

•

Approval, on an advisory basis, of the compensation of the Company’s named executive officers will require the affirmative vote of the holders of a majority of the votes of the Company’s common stock cast affirmatively or negatively at the Annual Meeting with respect to the proposal. You may vote “FOR,” “AGAINST” or “ABSTAIN” on the proposal to approve, on an advisory basis, the compensation of the Company’s named executive officers.

An automated system that the Company’s transfer agent administers will tabulate the votes.

Brokers who hold shares in street name for customers are required to vote shares in accordance with instructions received from the beneficial owners. The New York Stock Exchange’s (the “NYSE”) Rule 452 restricts when brokers who are record holders of shares may exercise discretionary authority to vote those shares. Brokers are permitted to vote on discretionary items if they have not received instructions from the beneficial owners, but they are not permitted to vote (a “broker non-vote”) on non-discretionary items absent instructions from the beneficial owner. With respect to the Annual Meeting, Rule 452 prohibits such brokers from exercising discretionary authority in the election of the Company’s directors, the vote on the amendment and restatement of the Stock Incentive Plan and the advisory vote to approve the compensation of the Company’s named executive officers but such brokers may exercise discretionary authority with respect to the ratification of the selection of the Company’s independent registered public accounting firm.

Abstentions and broker non-votes will be included for purposes of determining whether a quorum is present at the Annual Meeting. Neither abstentions nor broker non-votes will have any effect on the outcome of voting on any of the proposals at the Annual Meeting.

Default Voting.    A proxy that is properly completed and returned will be voted at the Annual Meeting in accordance with the instructions on the proxy. If you properly complete and return a proxy, but do not indicate any contrary voting instructions, your shares will be voted in accordance with the Board of Director’s recommendations, which are as follows:

•	FOR the election of the three persons named in this Proxy Statement as the Board of Directors’ nominees for election as Class II directors;

•	FOR the ratification of the selection of Grant Thornton LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2012;

•

FOR the approval of the amendment and restatement of the Stock Incentive Plan to, among other items, increase the number of shares of common stock authorized for issuance under the Stock Incentive Plan from 5,850,000 to 7,500,000; and

•

FOR the approval, on an advisory basis, of the compensation of the Company’s named executive officers as disclosed under “Compensation Discussion and Analysis” and the accompanying compensation tables under “Executive Compensation” contained in this proxy statement

If any other business properly comes before the stockholders for a vote at the Annual Meeting, your shares will be voted at the discretion of the holders of the proxy. The Board of Directors knows of no matters, other than those previously stated herein, to be presented for consideration at the Annual Meeting.

Record Name and Street Name Shares.    Shares held directly in your name as the stockholder of record can be voted in person at the Annual Meeting, or you can provide a proxy to be voted at the Annual Meeting. You may vote by mail by signing, dating and returning the enclosed proxy card in the enclosed envelope. If you plan to vote in person at the Annual Meeting, please bring proof of identification. Even if you currently plan to attend the Annual Meeting, we recommend that you also submit your proxy as described above so that your vote will be counted if you later decide not to attend the Annual Meeting.

If you hold your shares in “street name” (for example, at your brokerage account), please follow the instructions provided by your record holder to vote the enclosed proxy card by signing and dating the enclosed proxy card and returning it in the enclosed postage-paid envelope. Shares held in street name may be voted in person by you at the Annual Meeting only if you obtain a signed proxy from your bank, broker or other holder of record (the record holder) giving you the right to vote the shares. If you hold your shares in street name and wish to simply attend the Annual Meeting, please bring proof of ownership and proof of identification.

ITEM ONE:    ELECTION OF DIRECTORS

The Company has classified its Board of Directors into three classes. Directors in each class are elected to serve for three-year terms and until either they are re-elected or their successors are elected and qualified or until their earlier resignation or removal. Each year, the directors of one class stand for re-election as their terms of office expire. Based on recommendations from its Nominating & Governance Committee, the Board of Directors has nominated the following individuals for election as Class II directors of the Company with their terms to expire at the Company’s 2015 annual meeting of stockholders, when they are to be re-elected or their successors are elected and qualified or until their earlier resignation or removal:

Steven L. Beal

Tucker S. Bridwell

Mark B. Puckett

Messrs. Beal, Bridwell and Puckett currently serve as Class II directors of the Company. Their biographical information is contained in “Directors and Executive Officers” below.

The Board of Directors has no reason to believe that any of its nominees will be unable or unwilling to serve if elected. If a nominee becomes unable or unwilling to accept nomination or election, either the number of the Company’s directors will be reduced or the persons acting under your proxy will vote for the election of a substitute nominee that the Board of Directors nominates.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF EACH OF THE DIRECTOR NOMINEES.

DIRECTORS AND EXECUTIVE OFFICERS

The table below sets forth certain information, as of the date of this Proxy Statement, regarding the Company’s directors and executive officers:

Name	Age	Position
Timothy A. Leach	52	Chairman of the Board of Directors, Chief Executive Officer, President and Class I Director
Steven L. Beal	53	Class II Director
Tucker S. Bridwell	60	Class II Director
William H. Easter III	62	Class I Director
W. Howard Keenan, Jr.	61	Class I Director
Gary A. Merriman	57	Class III Director
Ray M. Poage	64	Class III Director
Mark B. Puckett	60	Class II Director
A. Wellford Tabor	43	Class III Director
C. William Giraud	32	Senior Vice President, General Counsel and Secretary
Jack F. Harper	40	Senior Vice President and Chief of Staff
Darin G. Holderness	48	Senior Vice President, Chief Financial Officer and Treasurer
Matthew G. Hyde	56	Senior Vice President of Exploration
Steven H. Pruett	50	Senior Vice President of Corporate Development
E. Joseph Wright	52	Senior Vice President and Chief Operating Officer

Set forth below is biographical information about each of the Company’s executive officers and directors. Executive officers serve at the discretion of the Board of Directors.

Timothy A. Leach has been the Chairman of the Board of Directors and Chief Executive Officer of the Company since its formation in February 2006 and the President of the Company since July 2009. Mr. Leach was the Chairman of the Board of Directors and Chief Executive Officer of Concho Equity Holdings Corp. from its formation in April 2004 until it was merged into another subsidiary of the Company in December 2008. Mr. Leach was Chairman of the Board and Chief Executive Officer of Concho Oil & Gas Corp. from its formation in January 2001 until its sale in January 2004. From January 2004 to April 2004, Mr. Leach was involved in private investments. Mr. Leach was Chairman of the Board and Chief Executive Officer of Concho Resources Inc. (which was a different company than the Company) from its formation in August 1997 until its sale in June 2001. From September 1989 until May 1997, Mr. Leach was employed by Parker & Parsley Petroleum Company (now Pioneer Natural Resources Company) in a variety of capacities, including serving as Executive Vice President and as a member of its Executive Committee. He is a graduate of Texas A&M University with a Bachelor of Science degree in Petroleum Engineering.

Steven L. Beal has been a director since the Company’s formation in February 2006 and a consultant to the Company since July 1, 2009 and currently serves as a member of the Reserves Committee. Mr. Beal was the President and Chief Operating Officer of the Company from its formation in February 2006 until his retirement effective June 30, 2009. Mr. Beal was a director and the President and Chief Operating Officer of Concho Equity Holdings Corp. from its formation in April 2004 until it was merged into another subsidiary of the Company in December 2008. Mr. Beal was a director and the Executive Vice President and Chief Financial Officer of Concho Oil & Gas Corp. from its formation in January 2001 until he became its President and Chief Operating Officer in August 2002, a position he held until its sale in January 2004. From January 2004 to April 2004, Mr. Beal was involved in private investments. Mr. Beal was a director and the Vice President and Chief Financial Officer of

Concho Resources Inc. (which was a different company than the Company) from its formation in August 1997 until its sale in June 2001. From October 1988 until May 1997, Mr. Beal was employed by Parker & Parsley Petroleum Company (now Pioneer Natural Resources Company) in a variety of capacities, including serving as its Senior Vice President and Chief Financial Officer and as a member of its Executive Committee. From 1981 until February 1988, Mr. Beal was employed by the accounting firm of Price Waterhouse (now PricewaterhouseCoopers). Mr. Beal is also a director of First Financial Bankshares, Inc. He is a graduate of the University of Texas with a Bachelor of Business Administration degree in Accounting.

Tucker S. Bridwell has been a director of the Company since February 2006 and currently serves as the Lead Director, the Chairman of the Nominating & Governance Committee and a member of the Audit Committee. Mr. Bridwell was a director of Concho Equity Holdings Corp. from its inception in April 2004 until February 2006. Mr. Bridwell has been the President of each of the Mansefeldt Investment Corporation and the Dian Graves Owen Foundation since September 1997 and manages investments for both entities; both of which are stockholders of the Company. He has been in the energy business in various capacities for over twenty-five years. Mr. Bridwell served as Chairman of the Board of Directors of First Permian, LLC from 2000 until its sale to Energen Corporation in April 2002 and as a director of Petrohawk Energy Corporation from May 2004 until December 2010. Mr. Bridwell is also a director of First Financial Bankshares, Inc. and Halcon Resources Inc. He is a graduate of Southern Methodist University with a Bachelor of Business Administration degree and a Master of Business Administration degree, and is a certified public accountant.

William H. Easter III has been a director of the Company since February 2008 and currently serves as a member of the Compensation Committee and the Audit Committee. Mr. Easter’s career spans over thirty years in the areas of natural gas supply, processing, marketing and transportation, as well as crude oil and petroleum refining, marketing and transportation. Mr. Easter is the past Chairman of the Board of Directors, President and Chief Executive Officer of DCP Midstream, LLC (formerly Duke Energy Field Services, LLC), having retired in January 2008. He joined DCP Midstream, LLC in January 2004 as Chairman, President and Chief Executive Officer. He also served as director of TEPPCO GP, LLC, the general partner of TEPPCO Partners, L.P., from January 2004 until February 2005, and as a director of DCP Midstream GP, LLC, the general partner of DCP Midstream Partners, LP, from November 2005 to January 2008. From August 2002 through January 2004, Mr. Easter served as Vice President of State Government Affairs for ConocoPhillips. From 1998 to 2002, Mr. Easter served as General Manager of the Gulf Coast Refining, Marketing and Transportation Business Unit of Conoco Inc. Since his retirement from DCP Midstream, LLC, Mr. Easter has been involved in private investments. He is also a member of the Board of Directors and the finance committee of the Memorial Hermann Hospital System in Houston and is a director of Sunoco, Inc. and SunocoPartners, LLC, the General Partner of Sunoco Logistics Partners L.P. Mr. Easter earned his Bachelor of Business Administration degree in Finance from the University of Houston and his Master of Science in Management degree from The Graduate School of Business at Stanford University.

W. Howard Keenan, Jr. has been a director of the Company since February 2006 and serves as a member of the Compensation Committee and the Nominating & Governance Committee. Mr. Keenan previously was a director of Concho Equity Holdings Corp., Concho Oil & Gas Corp. and Concho Resources Inc. (which was a different company than the Company). Mr. Keenan has over thirty-five years of experience in the financial and energy businesses. Since 1997, he has been a Member of Yorktown Partners LLC, a private equity investment manager focused on the energy industry. Mr. Keenan currently serves on the Board of Directors of GeoMet, Inc. and Antero Resources LLC. From 1975 to 1997, he was in the Corporate Finance Department of Dillon, Read & Co. Inc. and active in the private equity and energy areas, including the founding of the first Yorktown Partners fund in 1991. He is serving or has served as a director of multiple privately held Yorktown Partners portfolio companies. Mr. Keenan holds a Bachelor’s degree from Harvard College and a Master of Business Administration from Harvard University.

Gary A. Merriman has been a director of the Company since January 2012 and currently serves as a member of the Compensation Committee and Reserves Committee. Mr. Merriman began his career at Conoco Inc. in

1976 and held various engineering and supervisory positions of increasing responsibility throughout his career at Conoco, including as a production superintendent in West Texas, President of Conoco Indonesia Inc. and General Manager of Conoco’s Rockies business unit. Mr. Merriman ultimately retired in 2002 as the President of Exploration and Production, Americas, where he was responsible for Conoco’s operation in the U.S. and South America. Since his retirement, Mr. Merriman has been involved in private investments. Previously, Mr. Merriman served as a director of KCS Energy from April 2005 to July 2006 and a director of Petrohawk Energy from July 2006 to August 2011. Mr. Merriman earned a Bachelor’s degree in Petroleum Engineering from Marietta College and a Master’s degree in Management from the Massachusetts Institute of Technology.

Ray M. Poage has been a director of the Company since August 2007 and serves as the Chairman of the Audit Committee and as a member of the Reserves Committee. Mr. Poage was a partner in KPMG LLP from 1980 to June 2002, when he retired. Mr. Poage’s responsibilities included providing accounting services, primarily in the area of taxation, to private and publicly held companies engaged in the oil and natural gas industry. Since June 2002, Mr. Poage has been involved in private investments and is currently a partner in Pedersen Jones Hughston & Poage PLLC, a public accounting firm, where he provides accounting and tax services to companies engaged in the oil & natural gas industry. Mr. Poage previously served as the Chairman of the Audit Committee and as a member of the Board of Directors of Parallel Petroleum Corporation. Mr. Poage received a Bachelor of Business Administration degree in Accounting from Texas Tech University.

Mark B. Puckett has been a director of the Company since November 2009 and currently serves as the Chairman of the Reserves Committee and as a member of both the Compensation Committee and the Audit Committee. Mr. Puckett began his career at Chevron in 1973 and retired in May 2008. During his tenure at Chevron, Mr. Puckett held a variety of positions of increasing responsibility in Chevron’s upstream operations before ultimately retiring as the President of Chevron’s Energy Technology Company, where he was responsible for managing the company’s technology resources across all business segments. In addition, Mr. Puckett served on Chevron’s management committee from 1997 until his retirement and served on Chevron’s upstream and gas leadership team from 2001 until his retirement. Since his retirement, Mr. Puckett has been involved in private investments. He is a member of the Society of Petroleum Engineers and the Dean’s Advisory Council, College of Engineering at Texas A&M University. Mr. Puckett earned a Bachelor’s degree in Civil Engineering from Texas A&M University.

A. Wellford Tabor has been a director of the Company since February 2006 and currently serves as the Chairman of the Compensation Committee and a member of the Nominating & Governance Committee. Mr. Tabor was a director of Concho Equity Holdings Corp. from its inception in April 2004 until February 2006. Mr. Tabor also served as a director of Concho Oil & Gas Corp. from March 2003 until its sale in January 2004. Mr. Tabor is currently the Managing Partner of Keeneland Capital. Prior to founding Keeneland Capital in 2009, Mr. Tabor was a Partner with Wachovia Capital Partners. Mr. Tabor was a Director at The Beacon Group from 1995 to 2000. From 1991 to 1993, he worked in the Investment Banking Division at Morgan Stanley & Co. Mr. Tabor is also a director of Crescent Financial Bancshares, Inc. and several privately held companies. Mr. Tabor earned his undergraduate degree from the University of Virginia and his Master of Business Administration degree from The Graduate School of Business at Stanford University.

C. William Giraud has been the Senior Vice President, General Counsel and Secretary of the Company since October 2010. Mr. Giraud was the Vice President — General Counsel and Secretary of the Company from November 2009 to October 2010. Prior to joining the Company, Mr. Giraud practiced corporate and securities law at Vinson & Elkins, L.L.P. since September 2005. He is a graduate of Wake Forest University with a Bachelor of Arts degree in Economics and a graduate of the University of Texas School of Law with a Doctor of Jurisprudence degree.

Jack F. Harper has been the Senior Vice President and Chief of Staff since November 2010. From May 2007 to October 2010, Mr. Harper was the Vice President — Business Development and Capital Markets of the Company. Mr. Harper was the Director of Investor Relations and Business Development of the Company from

July 2006 until May 2007. From October 2005 until July 2006, Mr. Harper was involved in private investments. From October 2002 until October 2005, Mr. Harper was employed by Unocal Corporation, where he served as Manager of Planning and Evaluation and Manager of Business Development for Unocal Corporation’s wholly owned subsidiary, Pure Resources, Inc. From May 2000 until October 2002, Mr. Harper was employed by Pure Resources, Inc. in a variety of capacities, including in his last position as Vice President, Finance and Investor Relations. From December 1996 until May 2000, Mr. Harper was employed by Tom Brown, Inc., where his last position was Vice President, Investor Relations, Corporate Development and Treasurer. He is a graduate of Baylor University with a Bachelor of Business Administration degree in Finance.

Darin G. Holderness has been the Senior Vice President, Chief Financial Officer and Treasurer of the Company since October 2010. Mr. Holderness was the Vice President — Chief Financial Officer and Treasurer of the Company from August 2008 to October 2010. From May 2008 until August 2008, Mr. Holderness was employed by Eagle Rock Energy Partners, L.P. as Senior Vice President and Chief Financial Officer. From November 2004 until May 2008, Mr. Holderness served as Vice President and Chief Accounting Officer of Pioneer Natural Resources Company. Mr. Holderness holds a Bachelor of Business Administration degree in Accounting from Boise State University and is a certified public accountant.

Matthew G. Hyde has been the Senior Vice President of Exploration of the Company since October 2010. From November 2008 to October 2010, Mr. Hyde was the Vice President — Exploration and Land. Mr. Hyde was the Vice President — Exploration of the Company from May 2008 until November 2008. From January 2008 to May 2008, Mr. Hyde was involved in private investments. From March 2001 to December 2007, Mr. Hyde was an Asset Manager of Oxy Permian, a business unit of Occidental Petroleum Corporation. From April 1998 to February 2001, Mr. Hyde served as President and General Manager of Occidental Petroleum Corporation’s international business unit in Oman. Prior to that role, Mr. Hyde served in a variety of domestic and international exploration positions for Occidental Petroleum Corporation, including Regional Exploration Manager responsible for Latin American exploration activities. He is a graduate of the University of Vermont and the University of Massachusetts where he obtained Bachelor of Arts and Master of Science degrees, respectively, in Geology. Mr. Hyde also holds a Master of Business Administration degree from the University of California Los Angeles.

Steven H. Pruett has been Senior Vice President of Corporate Development since March 2012. Mr. Pruett has over 20 years of oil and gas experience in the Permian Basin, most recently serving as President and Chief Financial Officer of Legacy Reserves from its founding in October 2005 until February 2012. In addition, he has previously served as President and Chief Executive Officer of First Permian from 2001 until its sale in 2002 and as President and Chief Executive Officer of First Reserve Oil & Gas Co from 1995 until 2000. Mr. Pruett has a Bachelor of Science in Petroleum Engineering from the University of Texas and a Masters of Business Administration from Harvard Business School.

E. Joseph Wright has been the Senior Vice President and Chief Operating Officer since November 2010. Mr. Wright was the Vice President — Engineering and Operations since the Company’s formation in February 2006 to October 2010. Mr. Wright was the Vice President — Operations & Engineering of Concho Equity Holdings Corp. from its formation in April 2004 until it was merged into another subsidiary of the Company in December 2008. Mr. Wright was Vice President — Operations/Engineering of Concho Oil & Gas Corp. from its formation in January 2001 until its sale in January 2004. From January 2004 to April 2004, Mr. Wright was involved in private investments. Mr. Wright served in various engineering and operations positions for Concho Resources Inc. (which was a different company than the Company), including serving as its Vice President — Operations, from 1998 until its sale in June 2001. From 1982 until February 1998, Mr. Wright was employed by Mewbourne Oil Company in several operations, engineering and capital markets positions. He is a graduate of Texas A&M University with a Bachelor of Science degree in Petroleum Engineering.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Board of Directors believes that sound governance practices and policies provide an important framework to assist it in fulfilling its duty to stockholders. The Company’s Corporate Governance Guidelines include provisions concerning the following:

•	role and functions of the Board of Directors and the Lead Director;

•	qualifications, independence, responsibilities, tenure and compensation of directors;

•	size of the Board of Directors;

•	director resignation process;

•	committee functions and independence of committee members;

•	meetings of independent directors;

•	performance review of the Board of Directors; and

•	director orientation and continuing education.

The Company’s Corporate Governance Guidelines are posted at www.concho.com/governance. The Company’s Corporate Governance Guidelines are reviewed periodically and as necessary by the Company’s Nominating & Governance Committee, and any proposed additions to or amendments of the Corporate Governance Guidelines will be presented to the Board of Directors for its approval.

Director Independence

Rather than adopting categorical standards, the Board of Directors assesses director independence on a case-by-case basis, in each case consistent with applicable legal requirements and the listing standards of the NYSE. After reviewing all relationships each director has with the Company, including the nature and extent of any business relationships between the Company and each director, as well as any significant charitable contributions the Company makes to organizations where its directors serve as board members or executive officers, the Board of Directors has affirmatively determined that the following directors have no material relationships with the Company and are independent as defined by the current listing standards of the NYSE: Messrs. Bridwell, Easter, Keenan, Merriman, Poage, Puckett and Tabor. Mr. Leach, the Company’s Chief Executive Officer and President, is not considered by the Board of Directors to be an independent director because of his employment with the Company. Mr. Beal is not considered to be an independent director because of his previous position as an executive officer of the Company and his current role as a paid consultant to the Company.

Board Leadership Structure

The Board of Directors does not have a formal policy addressing whether or not the roles of Chairman and Chief Executive Officer should be separate or combined. The directors serving on the Board of Directors possess considerable professional and industry experience, significant experience as directors of both public and private companies and a unique knowledge of the challenges and opportunities that the Company faces. As such, the Board of Directors believes that it is in the best position to evaluate the needs of the Company and to determine how best to organize the Company’s leadership structure to meet those needs.

At present, the Board of Directors of the Company has chosen to combine the positions of Chairman and Chief Executive Officer. While the Board of Directors believes it is important to retain the flexibility to determine whether the roles of Chairman and Chief Executive Officer should be separated or combined in one individual, the Board of Directors believes that the current Chief Executive Officer is the individual with the necessary experience, commitment and support of the other members of the Board of Directors to effectively carry out the role of Chairman.

The Board of Directors believes this structure promotes better alignment of strategic development and execution, more effective implementation of strategic initiatives and clearer accountability for the Company’s success or failure. Moreover, the Board of Directors believes that combining the Chairman and Chief Executive Officer positions does not impede independent oversight of the Company. Seven of the nine members of the Board of Directors are independent under NYSE rules and Mr. Bridwell, an independent director, acts as the Lead Director. The independent directors meet in an executive session after each regular board meeting, and Mr. Bridwell acts as Chairman of these sessions, and at which the independent directors have the opportunity to openly discuss management performance.

Executive Sessions; Election of Lead Director

To facilitate candid discussion among the Company’s directors, the non-management directors meet in executive session in conjunction with each regular board meeting and as otherwise determined by the Lead Director.

The Board of Directors elected Mr. Bridwell, an independent director, to serve as the Lead Director. In this capacity Mr. Bridwell provides, in conjunction with the Chairman, leadership and guidance to the Board of Directors. As the Lead Director, Mr. Bridwell also (i) serves as chairman of executive sessions of the non-management directors and (ii) in consultation with the Chairman, establishes the agenda for each meeting of the Board of Directors, taking into account the suggestions of other directors. Interested parties who wish to communicate with the Board of Directors, its committees, the Chairman, the Lead Director or any other individual director should follow the procedures described below under “Interested Party Communications.”

Majority Voting for Directors

Though our bylaws provide for the election of directors by a plurality of votes cast, our Corporate Governance Guidelines require any director who receives more votes withheld than votes for to tender his or her resignation. In such event, the Nominating & Governance Committee would determine whether to accept such director’s resignation, subject to the Board’s final approval. We believe that this majority vote standard ensures accountability and the opportunity for a positive mandate for our stockholders.

Board’s Role in Risk Oversight

In the normal course of its business, the Company is exposed to a variety of risks, including market risks relating to changes in commodity prices, interest rates, technical risks affecting the Company’s resource base, political risks and credit and investment risk. The Company’s executive officers attend all regularly scheduled meetings of the Board of Directors, where they conduct presentations to the Board of Directors on various strategic matters involving the Company’s operations and are available to address any questions or concerns raised by the Board of Directors on risk management or any other matters. The Board of Directors oversees the strategic direction of the Company, and in doing so considers the potential rewards and risks of the Company’s business opportunities and challenges, and monitors the development and management of risks that impact the Company’s strategic goals. The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities by monitoring the effectiveness of the Company’s systems of financial reporting, auditing, internal controls and legal and regulatory compliance. In November 2011, the Board established a Reserves Committee to assist the Board in its oversight of the risks related to the Company’s estimates of proved reserves of oil and natural gas. To address risks related to the Company’s hedging program, a group consisting of the Company’s Chief Executive Officer, Chief Financial Officer and Mr. Easter, an independent director, regularly review the Company’s hedging strategy and positions.

Director Qualifications

A number of the members of the Board of Directors have served as members of senior management and/or directors of other public and private companies. In addition, all members of the Board of Directors have extensive experience in the oil and natural gas industry and are familiar with board processes.

More specifically, Mr. Leach has been Chairman and Chief Executive Officer of the Company since its formation and President since July 2009. Mr. Beal served as the President and Chief Operating Officer of the Company from its formation until his retirement in June 2009 and remains a consultant to the Company. In addition, both men previously served as executive officers of two Permian Basin-focused private oil and natural gas companies and in varying executive roles at Parker & Parsley Petroleum Company (now Pioneer Natural Resources Company). Messrs. Leach and Beal’s deep knowledge of the Company and the industry as a result of their long tenure with the Company and previous companies make them valuable members of the Board of Directors.

Mr. Easter’s experience as Chairman, President and Chief Executive Officer of DCP Midstream, LLC and his current service on the board of directors of Sunoco, Inc. and Sunoco Partners, LLC and his previous service on the board of directors of TEPPCO GP LLC has provided him with midstream and natural gas marketing expertise, as well as valuable management skills. Mr. Puckett, as a result of his 35 year career at Chevron Corporation, provides the Board of Directors a valuable source of engineering, drilling and oil and natural gas operations management expertise. Mr. Merriman, as a result of his 26 year career at Conoco, Inc. and his recent service on the board of a similarly sized exploration and production company provides the Board of Directors with insight into asset management and operations. In addition, as the Company expects to continue to grow in size and scale, the Board of Directors will benefit from Messrs. Easter, Puckett and Merriman’s experience in managing large organizations.

Messrs. Bridwell, Keenan and Tabor each bring decades worth of experience in energy finance and oil and natural gas investments, as well as knowledge gained through past and current service on the board of directors of various public and private companies in the energy industry. All are familiar with the issues, trends and opportunities within the industry, providing the Company’s management with meaningful relationships and supplying the Board of Directors with critical expertise when evaluating potential acquisition opportunities and exploration projects.

Mr. Poage spent the majority of his 30 years of service at KPMG LLP advising oil and natural gas companies on accounting and tax matters, which assists the Board of Directors when dealing with tax, audit and other accounting matters. In addition, his recent service as the chair of the audit committee of another public exploration and production company gives him valuable perspective on issues facing audit committees.

Attendance at Annual Meetings

The Board of Directors encourages all directors to attend the annual meetings of stockholders, if practicable. Four of the Company’s directors attended last year’s annual meeting.

Interested Party Communications

The Company’s stockholders and other interested persons may communicate with the Board of Directors, any committee of the Board of Directors, the Chairman of the Board of Directors, the Lead Director or any other individual director by sending communications to: Concho Resources Inc., 550 West Texas Avenue, Suite 100, Midland, Texas 79701, Attention: General Counsel.

The envelope containing each communication should be marked “Communication with Directors” and clearly identify the intended recipient(s) of the communication. The Company’s General Counsel will review each communication received from stockholders and other interested parties and will forward the communication, as expeditiously as reasonably practicable, to the addressees if the communication (i) complies with the requirements of any applicable policy adopted by the Board of Directors relating to the subject matter of the communication; and (ii) falls within the scope of matters generally considered by the Board of Directors. To the extent the subject matter of a communication relates to matters that have been delegated by the Board of Directors to a committee or to an executive officer of the Company, the Company’s General Counsel may forward the communication to the chairperson of the committee or executive officer to which the matter has been delegated. The acceptance and forwarding of communication to the members of the Board of Directors or an executive officer does not imply or create any fiduciary duty of any member of the Board of Directors or executive officer to the person submitting the communication.

Information may be submitted confidentially and anonymously, although the Company may be obligated by law to disclose the information or identity of the person providing the information in connection with government or private legal actions and in other circumstances. The Company’s policy is not to take any adverse action, and not to tolerate any retaliation, against any person for asking questions or making good faith reports of possible violations of law, the Company’s policies or its Code of Business Conduct and Ethics.

Available Governance Materials

The following materials are available on the Company’s website at www.concho.com:

•	Charter of the Audit Committee of the Board of Directors;

•	Charter of the Compensation Committee of the Board of Directors;

•	Charter of the Nominating & Governance Committee of the Board of Directors;

•	Charter of the Reserves Committee of the Board of Directors;

•	Code of Business Conduct and Ethics;

•	Financial Code of Ethics;

•	Corporate Governance Guidelines; and

•	Policies and Procedures Relating to Disclosures Required by Item 407 of Regulation S-K.

Stockholders may obtain a copy, free of charge, of each of these documents by sending a written request to Concho Resources Inc., 550 West Texas Avenue, Suite 100, Midland, Texas 79701, Attention: General Counsel.

MEETINGS AND COMMITTEES OF DIRECTORS

General

The Board of Directors held eleven meetings, and its independent directors met in executive session four times, during 2011. No director attended fewer than 75% of the meetings of the Board of Directors and of the committees of the Board of Directors on which that director served.

The Board of Directors has four standing committees: the Audit Committee, the Compensation Committee, the Nominating  & Governance Committee and the Reserves Committee.

Audit Committee

The members of the Audit Committee are Messrs. Poage (Chairman), Bridwell, Easter and Puckett. The Board of Directors has determined that each of the members of the Audit Committee satisfies the standards of independence established under Securities and Exchange Commission (“SEC”) rules and regulations and the listing standards of the NYSE. The Board of Directors has further determined that each of the members of the Audit Committee is financially literate and that Mr. Poage is an “audit committee financial expert” as defined by the rules and regulations of the SEC. The Audit Committee held five meetings during 2011.

The Audit Committee has the authority to retain, compensate, evaluate and terminate the Company’s independent registered public accounting firm. The functions of the Audit Committee, which are discussed in detail in its charter, include the duty to assist the Board of Directors in fulfilling its oversight responsibilities regarding general oversight of the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, and the independent registered public accounting firm’s qualifications, independence and performance. Among other things, the Audit Committee is responsible for overseeing the Company’s accounting and financial reporting processes; preparing the Audit Committee Report for inclusion in the Company’s proxy statement; selecting and evaluating the Company’s independent registered public accounting firm; overseeing the Company’s Internal Audit function; reviewing and approving, as appropriate, any related person transactions; and overseeing any investigations into complaints concerning financial matters.

Compensation Committee

The members of the Compensation Committee are Messrs. Tabor (Chairman), Easter, Keenan, Merriman, and Puckett. The Board of Directors has determined that each of the members of the Compensation Committee satisfies the standards of independence established under the listing standards of the NYSE. The Compensation Committee held seven meetings during 2011.

The functions of the Compensation Committee, which are discussed in detail in its charter, include the duty to administer the Company’s agreements, plans, policies and programs regarding compensation of the Company’s executive officers and directors. The Compensation Committee is also responsible for preparing the Compensation Committee Report for inclusion in the Company’s proxy statement and for assisting the Company’s management in preparing the Compensation Discussion and Analysis for inclusion in the Company’s proxy statement.

The Compensation Committee is delegated all authority of the Board of Directors as may be required or advisable to fulfill the purposes of the Compensation Committee. The Compensation Committee may form and delegate some or all of its authority to subcommittees when it deems appropriate.

Meetings may, at the discretion of the Compensation Committee, include members of the Company’s management, independent consultants or advisors, and such other persons as the Compensation Committee or its chairperson may determine. The Compensation Committee Chairman makes decisions regarding the agenda for regularly scheduled meetings and develops the agenda for special meetings based on information supplied by the person requesting the special meeting. The Company’s Chief Executive Officer makes recommendations to the Compensation Committee regarding the compensation of other executive officers and provides information to the Compensation Committee regarding the other executive officers’ performance; however, the Compensation Committee makes all final decisions regarding all executive officers’ compensation.

The Compensation Committee has the sole authority to retain, amend the engagement with, and terminate any compensation consultant to be used to assist in the evaluation of director and executive officer compensation. In 2011, the Compensation Committee engaged Meridian Compensation Partners as its independent consultant. Services Meridian may provide include apprising the Compensation Committee of compensation-related trends, developments in the marketplace and industry best practices; informing the Compensation Committee of compensation-related regulatory developments; providing peer group survey data to establish compensation ranges for the various elements of compensation; providing an evaluation of the competitiveness of the Company’s non-employee director and executive compensation and benefits programs; assessing the relationship between executive pay and performance; and advising on the design of the Company’s incentive compensation programs.

Nominating & Governance Committee

The members of the Nominating & Governance Committee are Messrs. Bridwell (Chairman), Keenan and Tabor. The Board of Directors has determined that each of the members of the Nominating & Governance Committee satisfies the standards of independence established under the listing standards of the NYSE. The Nominating & Governance Committee held five meetings during 2011.

The functions of the Nominating & Governance Committee, which are discussed in detail in its charter, include the duty to assist the Board of Directors by evaluating potential new members of the Board of Directors, recommending committee members and structure and advising the Board of Directors about appropriate corporate governance practices. The Company’s Policies and Procedures Relating to Disclosures Required by Item 407 of Regulation S-K provide that in identifying, evaluating and recommending to the Board of Directors director nominees, the Nominating & Governance Committee shall identify persons who (i) are selected on the basis of their business and professional experience and qualifications, including service on the boards of directors of other companies; (ii) have demonstrated leadership in other companies or government, finance or accounting, higher education or other fields or who are able to provide the Company with relevant expertise, industry knowledge or marketing acumen; (iii) possess the highest personal and professional ethics, integrity and values and are committed to the Company’s core values; (iv) are willing to commit the required time to serve as a member of the Board of Directors and its committees; and (v) will represent all stockholders rather than special interest groups or any group of stockholders. The Nominating & Governance Committee will consider all candidates recommended by any stockholder on the same basis as candidates recommended by the Board of Directors and other sources. While the Board of Directors does not have a formal policy on diversity, in selecting nominees, the Nominating & Governance Committee seeks to have a Board of Directors that represents a diverse range of perspectives and experience relevant to the Company.

In determining whether to recommend a director for re-election to the Board of Directors, in accordance with such policies and procedures the Nominating & Governance Committee considers the director’s:

•	past Board of Directors’ and committee meeting attendance and performance;

•	length of service on the Board of Directors;

•	personal and professional integrity, including commitment to the Company’s core values;

•	experience, skills and contributions to the Board of Directors; and

•	independence under applicable standards.

Reserves Committee

The members of the Reserves Committee are Messrs. Puckett (Chairman), Beal, Merriman and Poage. The Reserves Committee was formed in November 2011 to assist the Board with oversight in the preparation of annual reserve reports, special reserve reports and audits of the estimated amounts of the Company’s consolidated oil and natural gas reserves and related information by independent petroleum engineers. The Reserves Committee oversees the independent petroleum engineers who evaluate the Company’s oil and natural gas reserves and reviews the engineers’ independence from the Company annually. The Reserves Committee did not hold any meetings during 2011.

ITEM TWO:     RATIFICATION OF SELECTION OF INDEPENDENT

            REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected Grant Thornton LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2012. Grant Thornton LLP has audited the Company’s and its predecessors’ financial statements since 2004. The audit of the Company’s annual consolidated financial statements for the year ended December 31, 2011 was completed by Grant Thornton LLP on February 24, 2012.

The Board of Directors is submitting the selection of Grant Thornton LLP for ratification at the Annual Meeting. The submission of this matter for ratification by stockholders is not legally required, but the Board of Directors and the Audit Committee believe the submission provides an opportunity for stockholders through their vote to communicate with the Board of Directors and the Audit Committee about an important aspect of corporate governance. If the stockholders do not ratify the selection of Grant Thornton LLP, the Audit Committee will reconsider, but will not be required to rescind, the selection of that firm as the Company’s independent registered public accounting firm. Representatives of Grant Thornton LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. Such representatives are also expected to be available to respond to appropriate questions.

The Audit Committee has the authority and responsibility to retain, evaluate and replace the Company’s independent registered public accounting firm. The stockholders’ ratification of the appointment of Grant Thornton LLP does not limit the authority of the Audit Committee to change the Company’s independent registered public accounting firm at any time.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE SELECTION OF GRANT THORNTON LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR THE YEAR ENDING DECEMBER 31, 2012.

AUDIT MATTERS

Audit Committee Report

Pursuant to its charter, the Audit Committee’s principal functions include the duty to (i) annually review and reassess its performance and the adequacy of its charter; (ii) pre-approve audit or non-audit services proposed to be rendered by the Company’s independent registered public accounting firm; (iii) annually review the qualifications and independence of the independent registered public accounting firm’s senior personnel that are providing services to the Company; (iv) review with management and the independent registered public accounting firm the Company’s annual and quarterly financial statements, earnings press releases and financial information and earnings guidance provided to analysts and ratings agencies; (v) review with management the Company’s major financial risk exposures; (vi) review changes to the Company’s significant auditing and accounting principles and practices; (vii) review the independent registered public accounting firm’s internal quality-control procedures and the procedures for the Company’s financial reporting processes; and (viii) assist the Board of Directors in monitoring compliance with legal and regulatory requirements. While the Audit Committee has the responsibilities and powers set forth in its charter, and the Company’s management and the independent registered public accounting firm are accountable to the Audit Committee, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable laws, rules and regulations.

In performing its oversight role, the Audit Committee has reviewed and discussed the Company’s audited financial statements with the Company’s management and independent registered public accounting firm. The Audit Committee has also discussed with the independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 61, Communication with Audit Committees. The Audit Committee has received the written disclosures and the written statement from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence. The Audit Committee has also considered whether the provision of non-audit services by the independent registered public accounting firm to the Company is compatible with maintaining the independent registered public accounting firm’s independence and has discussed with the independent registered public accounting firm its independence.

Based on the reviews and discussions described in this Audit Committee Report, and subject to the limitations on the roles and responsibilities of the Audit Committee referred to herein and in its charter, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements for the year ended December 31, 2011 be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, which was filed with the SEC on February 24, 2012. The Audit Committee also selected Grant Thornton LLP as the Company’s independent registered public accounting firm for 2012.

Members of the Audit Committee rely, without independent verification, on the information provided to them and on the representations made by the Company’s management and independent registered public accounting firm. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that (i) the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, (ii) the Company’s financial statements are presented in accordance with generally accepted accounting principles, or (iii) Grant Thornton LLP is in fact independent.

Members of the Audit Committee:

Ray M. Poage (Chairman)

Tucker S. Bridwell

William H. Easter III

Mark B. Puckett

Audit and Other Fees

The table below sets forth the aggregate fees and expenses billed by Grant Thornton LLP, the Company’s independent registered public accounting firm, for the last two fiscal years:

	For the Years Ended December 31,
	2011	2010
Audit Fees(1):
Audit	$465,070	$409,492
Quarterly Reviews	158,548	137,038
Other Filings	35,000	63,000

Subtotal	658,618	609,530
Audit Related Fees(2)	—	581,738
Tax Fees(3)	90,638	67,909
All Other Fees	—	—

Total	$749,256	$1,259,177

(1)

Includes audit of the Company’s annual consolidated financial statements included in its Annual Report on Form 10-K, review of the Company’s quarterly financial statements included in its Quarterly Reports on Form 10-Q and review of the Company’s other filings with the SEC, including comfort letters, consents and other research work necessary to comply with generally accepted auditing standards for the years ended December 31, 2011 and 2010.

(2)	Includes audit of financial statements included in a Current Report on Form 8-K related to the acquisition of Marbob Energy Corporation and its related entities.

(3)	Tax return preparation and consultation on tax matters.

The charter of the Audit Committee and its pre-approval policy require that the Audit Committee review and pre-approve the Company’s independent registered public accounting firm’s fees for audit, audit-related, tax and other services. The Chairman of the Audit Committee has the authority to grant pre-approvals, provided such approvals are within the pre-approval policy and are presented to the Audit Committee at a subsequent meeting. For the year ended December 31, 2011, the Audit Committee approved 100% of the services described above under the captions “Audit Fees” “Audit-Related Fees” and “Tax Fees.”

ITEM THREE:	APPROVAL OF THE CONCHO RESOURCES INC. 2006 STOCK INCENTIVE PLAN (AS AMENDED AND RESTATED EFFECTIVE AS OF APRIL 19, 2012)

General

At the Annual Meeting, the stockholders will be asked to approve an amendment and restatement of the Concho Resources Inc. 2006 Stock Incentive Plan (the Company’s plan prior to its amendment and restatement or the proposed amended and restated plan, as indicated herein, the “Stock Incentive Plan”). The Stock Incentive Plan was originally approved by the Company’s board of directors and stockholders in 2006, which was prior to the closing of the initial public offering of our common stock. The primary purposes of the amendment and restatement of the Stock Incentive Plan are to: (a) increase the number of shares of common stock that the Company may issue under the plan, and the number of shares of common stock that may be issued under the plan through incentive stock options (as described below), by 1,650,000 shares; (b) extend the term of the plan until April 18, 2022; (c) provide for the ability to grant performance awards (as described below); (d) prohibit any repricing of stock options awarded under the plan without prior approval of the Company’s stockholders; (e) provide that certain adjustments to outstanding awards may be made in connection with a Corporate Change (as defined below) no sooner than effective as of the consummation of such Corporate Change; and (f) make adjustments to the plan so that certain awards may qualify as “performance-based” compensation for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and be fully deductible by the Company, including (i) limiting the number of shares of common stock that may be subject to awards denominated in such shares granted under the plan to any one individual during the period beginning on

April 19, 2012 and ending on the last day of the term of the plan to 50% of the number of shares being added to the plan as described in clause (a) above, (ii) providing that the maximum amount of compensation that may be paid under all performance awards that are not denominated in shares of common stock granted to any one individual during any calendar year may not exceed $15,000,000, and (iii) specifying certain performance criteria that may be used for purposes of establishing performance goals under performance awards and determining the vesting of restricted stock awards.

The Company’s Board of Directors unanimously acted to amend and restate the Stock Incentive Plan to effect the changes described above on, and effective as of, April 19, 2012, provided that the amendment and restatement is approved by the stockholders of the Company at the Annual Meeting. If the amendment and restatement of the Stock Incentive Plan is not approved by the stockholders of the Company at the Annual Meeting, then the Stock Incentive Plan will continue in effect in its original form and the amendment and restatement will be null and void.

The amended and restated Stock Incentive Plan is intended to provide a means through which able persons may be attracted to serve as employees and consultants of the Company and its affiliates and as directors of the Company, and to provide a means whereby those individuals upon whom the responsibilities of the successful management of the Company and its affiliates rest, and whose present and potential contributions to the Company and its affiliates are of importance, can acquire and maintain stock ownership or other awards, thereby strengthening their concern for the welfare of the Company and its affiliates and their desire to continue to provide services to the Company and its affiliates. The amended and restated Stock Incentive Plan is also intended to provide such individuals with additional incentive and reward opportunities designed to enhance the profitable growth of the Company and its affiliates. Accordingly, the amended and restated Stock Incentive Plan provides for granting (a) ”incentive stock options” as defined in Section 422 of the Code, (b) stock options that do not constitute incentive stock options (“non-statutory” stock options), (c) restricted stock, and (d) performance awards.

The following is a summary of the material features of the amended and restated Stock Incentive Plan. The summary does not purport to be a complete description of all provisions of the amended and restated Stock Incentive Plan and is qualified in its entirety by reference to the complete text of the amended and restated Stock Incentive Plan, which is attached to this Proxy Statement as Appendix A.

Number of Shares Subject to the Stock Incentive Plan; Award Limits

As of April 1, 2012, (a) 4,366,984 shares had been issued under the Stock Incentive Plan, 987,401 of which were shares of restricted stock subject to risk of forfeiture as of such date, (b) 749,708 shares were to be issued upon the exercise of stock options granted under the Stock Incentive Plan that were outstanding as of such date, and (c) 733,308 shares were available for purposes of making additional awards under the Stock Incentive Plan.

The amended and restated Stock Incentive Plan would increase the number of shares of common stock available for awards under the plan, and the number of shares of common stock that may be issued under the plan through incentive stock options, from the number authorized under the Stock Incentive Plan prior to the amendment and restatement by 1,650,000 shares. Accordingly, the aggregate maximum number of shares authorized to be issued under the amended and restated Stock Incentive Plan, and the aggregate maximum number of shares authorized to be issued under the plan through incentive stock options, is 7,500,000 shares of common stock (which number includes the number of shares of common stock previously issued pursuant to an award (or made subject to an award that has not expired or terminated) granted under the Stock Incentive Plan prior to its amendment and restatement or the Concho Equity Holdings Corp. 2004 Stock Option Plan (which plan was assumed by the Company and amended and restated into the Stock Incentive Plan)). The maximum number of shares of common stock that may be the subject of awards denominated in such shares granted under the amended and restated Stock Incentive Plan to any one individual during the period beginning on April 19, 2012 and ending on the last day of the term of the plan may not exceed 825,000, which is 50% of the number of additional shares made subject to the amended and restated Stock Incentive Plan effective as of the first day of such period. The maximum amount of compensation that may be paid under all performance awards that are not denominated in shares of common stock granted to any one individual during any calendar year may not exceed $15,000,000. In the case of each limitation described in this paragraph, the number of shares may be adjusted upon reorganization, stock split, recapitalization, or other change in the Company’s capital structure.

Administration

The amended and restated Stock Incentive Plan is administered by a committee (the “Committee”) of, and appointed by, the Company’s Board of Directors that will be comprised solely of two or more directors who are both (a) outside directors (within the meaning of Section 162(m) of the Code) and (b) non-employee directors (within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)). The Compensation Committee of the Company’s board of directors currently serves as the Committee. The Committee may, from time to time in its discretion, delegate to the Company’s Chief Executive Officer the administration (and interpretation of any provision) of the amended and restated Stock Incentive Plan and the right to grant awards under the plan, insofar as such administration (and interpretation) and power to grant awards relates to any person who is not subject to Section16 of the Exchange Act. The Committee may from time to time, in its sole discretion, put any restrictions or limitations on the powers that may be exercised under the amended and restated Stock Incentive Plan by the Chief Executive Officer of the Company as described in the preceding sentence. In addition, any such delegation may be effective only so long as the chief executive officer is a member of the Company’s Board of Directors, and the Committee may revoke such delegation at any time. As used in this summary, the term “Administrator” means the Committee or, to the extent certain powers have been delegated to the Company’s Chief Executive Officer as described above, the Company’s Chief Executive Officer.

The Administrator has full authority, subject to the terms of the amended and restated Stock Incentive Plan, to interpret the plan and to establish rules and regulations for the proper administration of the plan. All decisions made by the Administrator in construing the provisions of the amended and restated Stock Incentive Plan are final; provided, however, that in the event of a conflict in any such decision as between the Committee and the Chief Executive Officer of the Company, each acting in capacity as Administrator, the determination by the Committee will be conclusive.

Eligibility

All of the employees of the Company and its affiliates (including an employee who may also be a director of the Company), all members of the Company’s Board of Directors, and all persons who are not employees or directors and who are providing advisory or consulting services to the Company or any of its affiliates are eligible to participate in the amended and restated Stock Incentive Plan. The selection of employees, directors and consultants, from among those eligible, who will receive stock options, restricted stock and performance awards is within the discretion of the Administrator. As of April 1, 2012, approximately 621 employees, 8 non-employee directors and 111 consultants were eligible to participate in the Stock Incentive Plan.

Term of the Stock Incentive Plan

The Stock Incentive Plan became effective as of June 1, 2006. No further awards may be granted under the amended and restated Stock Incentive Plan after April 18, 2022, and the plan will terminate thereafter once all options have been exercised or expired, all restricted stock has vested or been forfeited, and all performance awards have been satisfied or expired. The Company’s Board of Directors may, however, terminate the amended and restated Stock Incentive Plan at any time without prejudice to the holders of any then outstanding awards.

Stock Options

a. Term of Option.    The term of each option will be as specified by the Administrator at the date of grant (but not more than 10 years). The effect of an optionee’s termination of employment, membership on the Company’s Board of Directors or consulting relationship by reason of death, retirement, disability or otherwise will be specified in the option contract that evidences each option grant.

b. Option Price.    The option price will be determined by the Administrator and will be no less than the fair market value of the shares on the date that the option is granted. Except for adjustments for certain changes in the common stock, the Administrator may not, without the approval of the stockholders of the Company, amend any outstanding option contract that evidences an option grant to reduce the option price or cancel and replace any outstanding option contract with option contracts having a lower price.

c. Special Rules for Certain Stockholders.    If an incentive stock option is granted to an employee who then owns, directly or by attribution under the Code, stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or a subsidiary, then the term of the option will not exceed five years, and the option price will be at least 110% of the fair market value of the shares on the date that the option is granted.

d. Size of Grant.    The number of shares for which an option is granted to an employee, a non-employee director or a consultant will be determined by the Administrator.

e. Status of Options.    The status of each option granted to an employee as either an incentive stock option or a non-statutory stock option will be designated by the Administrator at the time of grant. If, however, the aggregate fair market value (determined as of the date of grant) of shares with respect to which incentive stock options become exercisable for the first time by an employee exceeds $100,000 in any calendar year, the options with respect to the excess shares will be non-statutory stock options. All options granted to non-employee directors and consultants will be non-statutory stock options.

f. Payment.    The option price upon exercise may, at the discretion of the Administrator, be paid by an optionee in cash, other shares of common stock owned by the optionee, or by a combination of cash and common stock. The amended and restated Stock Incentive Plan also allows the Administrator, in its discretion, to establish procedures pursuant to which an optionee may affect a cashless exercise of an option through a brokerage firm.

g. Option Contract.    All options will be evidenced by a written contract containing provisions consistent with the amended and restated Stock Incentive Plan and such other provisions as the Administrator deems appropriate.

Restricted Stock

a. Restricted Stock Awards.    Eligible employees, non-employee directors and consultants may be granted restricted stock at the discretion of the Administrator.

b. Transfer Restrictions and Forfeiture Obligations.    Pursuant to a restricted stock award, shares of common stock will be issued or delivered to the employee, director or consultant at the time the award is made without any payment to the Company (other than for any payment amount determined by the Administrator in its discretion), but such shares will be subject to certain restrictions on the disposition thereof and certain obligations to forfeit and surrender such shares to the Company as may be determined in the discretion of the Administrator. The Administrator may provide that the restrictions on disposition and the obligations to forfeit the shares will lapse based on (i) the attainment of one or more “Performance Measures” (as described below), (ii) the holder’s continued employment or service as a director or a consultant for a specified period, (iii) the occurrence of any event or the satisfaction of any other condition specified by the Administrator in its sole discretion or (iv) a combination of any of these factors. The Performance Measures are established by the Administrator and may be based on (1) the price of a share of common stock, (2) earnings per share, (3) market share, (4) revenues, (5) net income (before or after taxes), (6) cash flow or return on investment, (7) earnings before or after interest, taxes, depreciation, and/or amortization, (8) economic value added, (9) return on capital, assets or stockholders’ equity, (10) operating margin, (11) debt level or debt reduction, (12) cost reduction targets, (13) the amount of oil and/or gas reserves, (14) oil and/or gas reserve additions, (15) costs of finding oil and/or gas reserves, (16) oil and/or gas replacement ratios, (17) oil and/or gas production, (18) the total stockholders’ return achieved by the Company, or (19) a combination of any of the foregoing. The Performance Measures may be absolute, relative to one or more other companies, relative to one or more indexes, or measured by reference to the Company alone, one or more business units or affiliates of the Company alone, or the Company together with one or more of its business units or affiliates. In addition, subject to any limitations under Section 162(m) of the Code, the Performance Measures may be subject to adjustment by the Committee for changes in accounting principles, to satisfy regulatory requirements and other specified significant extraordinary items or events.

c. Accelerated Vesting.    Subject to any limitations imposed under Section 162(m) of the Code, the Administrator may, in its discretion, fully vest any outstanding restricted stock award as of a date determined by the Administrator.

d. Other Terms and Conditions.    Upon the issuance of shares of common stock pursuant to a restricted stock award, except for the restrictions described above and unless otherwise provided, the recipient of the award will have all the rights of a stockholder of the Company with respect to such shares, including the right to vote such shares and to receive all dividends and other distributions paid with respect to such shares. At the time of such award, the Administrator may, in its sole discretion, prescribe additional terms, conditions, or restrictions relating to restricted stock awards, including but not limited to rules pertaining to the effect of the termination of employment or service as a director or consultant of a recipient of restricted stock (by reason of retirement, disability, death or otherwise) prior to the lapse of any applicable restrictions.

Performance Awards

a. Performance Period.    The Administrator has the ability, in its sole discretion, to grant performance awards under the amended and restated Stock Incentive Plan that may be paid in cash, shares of our common stock, or a combination thereof, as determined by the Administrator. At the time of the grant, the Administrator will establish the maximum number of shares of our common stock subject to, or the maximum value of, each performance award and the performance period over which the performance applicable to the award will be measured. A performance award will terminate if the recipient’s employment or service as a consultant or director for the Company and its affiliates terminates at any time during the applicable performance period through the payment date, except as otherwise determined by the Administrator.

b. Performance Measures.    The receipt of cash or shares of our common stock pursuant to a performance award will be contingent upon future performance of the Company or any affiliate, division or department thereof under a Performance Measure (as described above) during the performance period. With respect to a performance award that is intended to constitute “performance-based” compensation under Section 162(m) of the Code, the Committee will establish the initial Performance Measures applicable to such performance either (i) prior to the beginning of the performance period or (ii) within 90 days after the beginning of the performance period if the outcome of the performance targets is substantially uncertain at the time the targets are established, but not later than the date that 25% of the performance period has elapsed. The Committee has the authority, in its sole discretion, to provide for an adjustable performance award value based upon the level of achievement of the Performance Measures and/or provide for a reduction in the value of a performance award during the performance period.

c. Payment.    Following the end of the performance period, the Committee will determine and certify in writing the amount payable to the holder of the performance award, not to exceed the maximum number of shares of our common stock subject to, or the maximum value of, the performance award, based on the achievement of the Performance Measures for such performance period. Payment will be made in cash, shares of our common stock, or a combination thereof, as determined by the Administrator. Such payment may be made in a lump sum or in installments as prescribed by the Administrator. If a performance award covering shares of our common stock is to be paid in cash, then such payment will be based on the fair market value of such stock on the payment date or such other date as may be specified by the Administrator.

d. Other Terms and Conditions.    The Administrator has the authority to establish other terms and conditions for performance awards under the amended and restated Stock Incentive Plan.

Corporate Change and Other Adjustments

The amended and restated Stock Incentive Plan provides that, upon a Corporate Change (as defined below), the Committee may accelerate the vesting of options, cancel options and cause the Company to make payments in respect thereof in cash, or adjust the outstanding options as appropriate to reflect such Corporate Change (including, without limitation, adjusting an option to provide that the number and class of shares of common stock covered by such option will be adjusted so that the option will thereafter cover securities of the surviving or acquiring corporation or other property (including cash) as determined by the Committee). Any such action by the Committee may generally be taken no sooner than effective as of the consummation of the Corporate Change. The amended and restated Stock Incentive Plan provides that a Corporate Change occurs (a) if the Company is not the surviving entity in any merger, consolidation or other business combination or reorganization (or survives only as a subsidiary of an entity), (b) if the Company sells, leases or exchanges or agrees to sell, lease or exchange all or substantially all of its assets, (c) if the Company is dissolved and liquidated, (d) if any person, entity or group acquires or gains ownership or control of more than 50% of the outstanding shares of the Company’s voting stock, or (e) if a majority of the members of the Company’s Board of Directors is replaced by members who were not endorsed by at least a majority of the board members prior to their election or nomination for election.

The maximum number of shares that may be issued under the amended and restated Stock Incentive Plan, the maximum number of shares that may be issued under the plan through incentive stock options, and the maximum number of shares that may be issued to any one individual, as well as the number and price of shares of common stock or other consideration subject to an award, will be appropriately adjusted by the Committee in the event of changes in the outstanding common stock by reason of recapitalizations, reorganizations, mergers, consolidations, combinations, split-ups, split-offs, spin-offs, exchanges or other relevant changes in capitalization or distributions to the holders of common stock occurring after an award is granted.

Amendments

The Company’s Board of Directors may from time to time amend the amended and restated Stock Incentive Plan; however, no amendment may be adopted without the prior approval of the stockholders of the Company if such amendment (a) increases the number of shares of common stock that may be issued under the plan or increases the number of shares of common stock that may be issued under the plan through incentive stock options, (b) modifies the class of eligible participants, or (c) amends or deletes the provision of the amended and restated Stock Incentive Plan that prevents the Administrator from amending any outstanding option contract to reduce the option price or cancel and replace any outstanding option contract with option contracts having a lower option price.

Transferability

An award (other than an incentive stock option) is not transferable other than by will or the laws of descent and distribution, pursuant to a qualified domestic relations order, or with the consent of the Administrator. An incentive stock option is not transferable other than by will or the laws of descent and distribution, and may be exercised during the employee’s lifetime only by the employee or his or her guardian or legal representative.

United States Federal Income Tax Aspects of the Stock Incentive Plan

Non-Statutory Stock Options.    As a general rule, no federal income tax is imposed on the optionee upon the grant of a non-statutory stock option such as those under the amended and restated Stock Incentive Plan and the Company is not entitled to a tax deduction by reason of such a grant. Generally, upon the exercise of a non-statutory stock option, the optionee will be treated as receiving compensation taxable as ordinary income in the year of exercise in an amount equal to the excess of the fair market value of the shares on the date of exercise over the option price paid for such shares. Upon the exercise of a non-statutory stock option, and subject to the application of Section 162(m) of the Code as discussed below, the Company may claim a deduction for compensation paid at the same time and in the same amount as compensation income is recognized to the optionee assuming any federal income tax reporting requirements are satisfied. Upon a subsequent disposition of the shares received upon exercise of a non-statutory stock option, any appreciation after the date of exercise should qualify as capital gain.

If the shares received upon the exercise of an option are transferred to the optionee subject to certain restrictions, then the taxable income realized by the optionee, unless the optionee elects otherwise, and the Company’s tax deduction (assuming any federal income tax reporting requirements are satisfied) should be deferred and should be measured at the fair market value of the shares at the time the restrictions lapse. The restrictions imposed on officers, directors and 10% and over shareholders by Section 16(b) of the Exchange Act is such a restriction during the period prescribed thereby if other shares have been purchased by such an individual within six months of the exercise of a non-statutory stock option.

Incentive Stock Options.    The incentive stock options under the amended and restated Stock Incentive Plan are intended to constitute “incentive stock options” within the meaning of Section 422 of the Code. Incentive stock options are subject to special federal income tax treatment. No federal income tax is imposed on the optionee upon the grant or the exercise of an incentive stock option if the optionee does not dispose of the shares acquired pursuant to the exercise within the two-year period beginning on the date the option was granted or within the one-year period beginning on the date the option was exercised (collectively, the “holding period”). In such event, the Company would not be entitled to any deduction for federal income tax purposes in connection with the grant or exercise of the option or the disposition of the shares so acquired. With respect to an incentive stock option, the difference between the fair market value of the stock on the date of exercise and the exercise price must be included in the optionee’s alternative minimum taxable income. However, if the optionee exercises an incentive stock option and disposes of the shares received in the same year and the amount realized is less than the fair market value of the shares on the date of exercise, the amount included in alternative minimum taxable income will not exceed the amount realized over the adjusted basis of the shares.

Upon disposition of the shares received upon exercise of an incentive stock option after the holding period, any appreciation of the shares above the exercise price should constitute capital gain. If an optionee disposes of shares acquired pursuant to his or her exercise of an incentive stock option prior to the end of the holding period, the optionee will be treated as having received, at the time of disposition, compensation taxable as ordinary income. In such event, and subject to the application of Section 162(m) of the Code as discussed below, the Company may claim a deduction for compensation paid at the same time and in the same amount as compensation is treated as received by the optionee. The amount treated as compensation is the excess of the fair market value of the shares at the time of exercise (or in the case of a sale in which a loss would be recognized, the amount realized on the sale if less) over the exercise price; any amount realized in excess of the fair market value of the shares at the time of exercise would be treated as short-term or long-term capital gain, depending on the holding period of the shares.

Restricted Stock.    The recipient of a restricted stock award will not realize taxable income at the time of grant, and the Company will not be entitled to a deduction at that time, assuming that the restrictions constitute a substantial risk of forfeiture for federal income tax purposes. When the risk of forfeiture with respect to the stock subject to the award lapses, the holder will realize ordinary income in an amount equal to the fair market value of the shares of common stock at such time, and, subject to Section 162(m) of the Code, the Company will be entitled to a corresponding deduction. All dividends and distributions (or the cash equivalent thereof) with respect to a restricted stock award paid to the holder before the risk of forfeiture lapses will also be compensation income to the holder when paid and, subject to Section 162(m) of the Code, deductible as such by the Company. Notwithstanding the foregoing, the holder of a restricted stock award may elect under Section 83(b) of the Code to be taxed at the time of grant of the restricted stock award based on the fair market value of the shares of common stock on the date of the award, in which case (a) subject to Section 162(m) of the Code, the Company will be entitled to a deduction at the same time and in the same amount, (b) dividends paid to the recipient during the period the forfeiture restrictions apply will be taxable as dividends and will not be deductible by the Company, and (c) there will be no further federal income tax consequences when the risk of forfeiture lapses. Such election must be made not later than 30 days after the grant of the restricted stock award and is irrevocable.

Performance Awards.    The recipient of a performance award generally will not realize taxable income at the time of grant, and the Company will not be entitled to a deduction at that time. At the time of payment, whether a performance award is paid in cash or shares of common stock, the holder will have taxable compensation and, subject to the application of Section 162(m) of the Code, the Company will have a corresponding deduction. The measure of such income and deduction, if any, will be the amount of any cash paid and the fair market value of the shares either at the time the performance award is paid or at the time any restrictions (including restrictions under Section 16(b) of the Exchange Act) subsequently lapse, depending on the nature, if any, of the restrictions imposed on the shares and whether the holder elects to be taxed without regard to any such restrictions.

Section 162(m) of the Code.    Section 162(m) of the Code precludes a public corporation from taking a deduction for compensation in excess of $1 million paid in a taxable year to its principal executive officer or any of its three other highest-paid officers (other than its principal financial officer). However, compensation that qualifies under Section 162(m) of the Code as “performance-based” is specifically exempt from the deduction limit. Based on Section 162(m) of the Code and the regulations issued thereunder, if the amended and restated Stock Incentive Plan is approved by the Company’s stockholders, then the Company’s ability to deduct compensation income generated in connection with the settlement of performance awards and the exercise of stock options granted by the Committee under the amended and restated Stock Incentive Plan after its effective date should not be limited by Section 162(m) of the Code. The amended and restated Stock Incentive Plan has been designed to provide flexibility with respect to whether restricted stock awards granted by the Committee will qualify as performance-based compensation under Section 162(m) of the Code and, therefore, be exempt from the deduction limit. Assuming stockholder approval of the amended and restated Stock Incentive Plan and assuming no election is made under Section 83(b) of the Code, if the lapse of the forfeiture restrictions relating to a restricted stock award granted by the Committee after the effective date of the amendment and restatement is based solely upon the satisfaction of one or more of the Performance Measures set forth in the plan, then the Company believes that the compensation expense deduction relating to such an award should not be limited by Section 162(m) of the Code if the restricted stock becomes vested. However, compensation expense deductions relating to restricted stock awards granted by the Committee will be subject to the Section 162(m) deduction limitation if the restricted stock becomes vested based upon any other criteria set forth in such award (such as the occurrence of a Corporate Change or vesting based upon continued service with the Company). Except as described in the following sentence, compensation income generated in connection with all awards granted under the Stock Incentive Plan by the Company’s chief executive officer will not qualify as performance-based compensation and, accordingly, the Company’s deduction for such compensation may be limited by Section 162(m) of the Code. Pursuant to a special transition rule under Section 162(m) of the Code that applies to a company when its shares become publicly held, the Company’s deduction for compensation income generated in connection with awards granted under the Stock Incentive Plan on or before the date of the Company’s annual meeting of stockholders that occurred in 2011 should not be subject to the Section 162(m) deduction limitation.

The amended and restated Stock Incentive Plan is not qualified under Section 401(a) of the Code.

The comments set forth in the above paragraphs are only a summary of certain of the United States Federal income tax consequences relating to the amended and restated Stock Incentive Plan. No consideration has been given to the effects of state, local, or other tax laws on the amended and restated Stock Incentive Plan or on award recipients.

Inapplicability of ERISA

Based upon current law and published interpretations, the Company does not believe the amended and restated Stock Incentive Plan is subject to any of the provisions of the Employee Retirement Income Security Act of 1974.

Grants to Certain Persons

The awards, if any, that will be made to eligible participants under the amended and restated Stock Incentive Plan are subject to the discretion of the Administrator, and thus the Company cannot currently determine the benefits or number of shares subject to awards that may be granted in the future to its executive officers, employees, directors and consultants under the amended and restated Stock Incentive Plan. Therefore, the New Benefits Table is not provided.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE COMPANY’S 2006 STOCK INCENTIVE PLAN (AS AMENDED AND RESTATED EFFECTIVE AS OF APRIL 19, 2012) AS DESCRIBED ABOVE.

EQUITY COMPENSATION PLAN INFORMATION

The table below provides certain information about the Company’s equity compensation plans as of December 31, 2011:

	(a)		(b)	(c)
	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plan approved by security holders(1)	930,178	(2)	$18.10	872,014
Equity compensation plan not approved by security holders(3)	—		—	—

Total	930,178			872,014

(1)

In August 2006, the stockholders of the Company approved the 2006 Stock Incentive Plan, the Company’s only equity compensation plan, which provides for the issuance of up to 5.85 million shares of the Company’s common stock. There are no outstanding warrants or equity rights awarded under the Company’s equity compensation plan. See Note G to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 for more information.

(2)	These securities do not include shares of restricted stock awarded under the 2006 Stock Incentive Plan.

(3)	None.

DIRECTOR COMPENSATION

The table below summarizes compensation paid by the Company to its non-employee directors during 2011:

Name(1)	Fees Earned or Paid in Cash(2)	Stock Awards (3)(4)	Total
Steven L. Beal	$59,500	$175,037	$485,035	(5)
Tucker S. Bridwell	92,125	175,037	267,162
William H. Easter, III	76,500	175,037	251,537
W. Howard Keenan, Jr.	71,000	175,037	246,037
Gary A. Merriman(6)	—	—	—
Ray M. Poage	82,500	175,037	257,537
Mark B. Puckett	76,500	175,037	251,537
A. Wellford Tabor	88,125	175,037	263,162

(1)

Mr. Leach is not included because he is an executive officer of the Company and receives no additional compensation for serving on the Board of Directors; please see the Summary Compensation Table below for further details on the compensation that Mr. Leach received for his services to the Company during the 2011 year.

(2)	Fees earned during the fourth quarter of each year are paid during the first quarter of the next year.

(3)

The amounts in this column represent the grant date fair value computed in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 for awards granted in 2011. The Company values its restricted stock awards based on the average of the high and low market-quoted sales price of the Company’s common stock on the grant date of the award. Additional detail regarding the Company’s share-based awards is included in Note G to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011.

(4)

Aggregate director stock awards for which restrictions had not lapsed as of December 31, 2011, totaled 1,642 shares each for Messrs. Beal, Bridwell, Easter, Keenan, Poage, Puckett and Tabor; restrictions on these shares lapse February 22, 2012. Mr. Beal had 212,500 options to purchase the Company’s common stock outstanding as of December 31, 2011.

(5)	Includes payment of $240,000 of consulting fees and $10,498 related to health care reimbursements pursuant to the Company’s consulting agreement with Mr. Beal.

(6)	Mr. Merriman joined the Board in January 2012.

General.    The Board of Directors believes that providing a compensation package at the market median is necessary to attract and retain qualified directors. The Board of Directors believes that the compensation package should require a significant portion of the total compensation package to be equity-based to align the interests of the Company’s directors and stockholders. Mr. Leach, the Company’s Chief Executive Officer and President, receives no additional compensation for his service on the Board of Directors.

Director Compensation.    The elements of compensation for the Company’s directors during the year ended December 31, 2011 were:

•	an annual retainer fee of $50,000;

•	annual retainer fees of $15,000, $13,500, $10,000 and $15,000, respectively, to the chairmen of the Audit Committee, Compensation Committee and Nominating & Governance Committee and the Lead Director;

•	attendance fees of $1,500 for Board of Directors’ and committee meetings; and

•	annual equity awards of shares of restricted stock to each director having a value of $175,000.

The price used to determine the value of restricted shares granted for directors’ equity awards is the average of the high and low market-quoted sales prices of the Company’s common stock on the grant date of the award. Time of service related forfeiture restrictions on the Company’s restricted stock issued to directors lapse twelve months following the grant date of the award. All retainer and attendance fees are paid quarterly in cash to directors.

Additionally, each director is reimbursed for (i) travel and miscellaneous expenses to attend meetings and activities of the Board of Directors or its committees; (ii) travel and miscellaneous expenses related to such director’s participation in the Company’s general education and orientation program for directors; and (iii) travel and miscellaneous expenses for each director’s spouse who accompanies a director to attend meetings and activities of the Board of Directors or its committees.

After a review of the Company’s director compensation program for 2012, the Company made no changes other than to provide an annual retainer fee of $13,500 to the Chairman of the newly formed Reserves Committee.

Director Stock Ownership Guidelines.    The Compensation Committee established director stock ownership guidelines under which directors who are not also executive officers of the Company are expected to own shares of the Company’s common stock having a market value of at least $400,000. Directors are expected to meet these guidelines within three years of becoming a director. The Company’s director stock ownership guidelines are designed to increase a director’s equity stake in the Company and to align the director’s interests more closely with those of the Company’s stockholders. As of December 31, 2011, all directors were in compliance with the stock ownership guidelines.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction and Overview

General.    This Compensation Discussion and Analysis (i) explains the Company’s compensation philosophy, objectives, policies and practices with respect to its executive officers, and (ii) analyzes the elements of compensation for each of the individuals identified below, whom the Company refers to in this Compensation Discussion and Analysis as the Company’s “named executive officers.”

Name	Principal Position
Timothy A. Leach	Chairman of the Board, Chief Executive Officer and President
Jack F. Harper	Senior Vice President and Chief of Staff
Darin G. Holderness	Senior Vice President, Chief Financial Officer and Treasurer
Matthew G. Hyde	Senior Vice President of Exploration
E. Joseph Wright	Senior Vice President and Chief Operating Officer

Compensation Philosophy and Objectives.    The success of the Company and its ability to maximize stockholder value is dependent on its ability to attract, retain and motivate the best available talent in the energy industry. As such, the Compensation Committee views the Company’s most important asset, its people, as an investment rather than an expense. Consequently, the Compensation Committee has developed overarching objectives for its executive compensation program, which are as follows:

•	attract, retain and motivate the best available talent in the energy industry;

•	align the interests of the Company’s executive officers with those of its stockholders; and

•	pay for performance, whereby an executive officer’s total compensation opportunity will be heavily influenced by the Company’s performance, as well as the executive officer’s individual performance.

To accomplish these objectives, the Company provides what it believes is a competitive total compensation package to the Company’s executive officers through a combination of base salary, performance-based annual cash incentive awards, long-term equity incentive compensation and broad-based benefit programs.

Total Compensation.    In determining total compensation for the Company’s executive officers, the Compensation Committee intends to align management incentives with long-term value creation for the

Company’s stockholders. To that end, the Compensation Committee targets total compensation to be such that base salaries are near the market median and that annual cash incentives and long-term incentives provide the opportunity to realize total compensation at or above the 50th percentile of the Company’s peer group based on individual and Company performance. In keeping with its philosophy of “pay for performances” the Compensation Committee may award total compensation amounts that exceed or fall short of market median.

Setting Executive Officer Compensation

Role of the Compensation Committee.    The Compensation Committee approves all compensation decisions relating to the Company’s executive officers, oversees the Company’s compensation benefit plans and administers the Company’s stock incentive plan (including reviewing and approving all equity grants to the Company’s executive officers). The Compensation Committee is empowered by the Board of Directors and by the Compensation Committee’s charter to make all decisions regarding compensation for the Company’s executive officers. In his role as chairman of the Compensation Committee, Mr. Tabor sets the Compensation Committee’s meeting agendas, meeting times and calendar. In addition, the Compensation Committee members speak frequently with each other concerning compensation matters outside of regularly scheduled Compensation Committee meetings. Mr. Tabor regularly reports to the entire Board of Directors regarding compensation matters and calls upon the counsel and expertise of other members of the Board of Directors as he and the other members of the Compensation Committee deem advisable.

Role of Executive Officers.    The Compensation Committee meets outside the presence of all of the Company’s executive officers to consider appropriate compensation for the Company’s Chief Executive Officer. When determining compensation for other executive officers, the Compensation Committee meets with the Chief Executive Officer. The Company’s Chief Executive Officer reviews other executive officers’ performance with the Compensation Committee and makes recommendations with respect to appropriate base salaries, awards under the Company’s annual cash incentive plan and grants of long-term equity incentive awards for the other executive officers. Based in part on these recommendations from the Company’s Chief Executive Officer and other considerations discussed below, the Compensation Committee establishes and approves the compensation package for each of the Company’s other executive officers.

Use of Peer Group Comparisons.    The Compensation Committee has selected a group of companies that it considers a “peer group” for executive compensation analysis purposes. For 2011 compensation, the Compensation Committee engaged Longnecker & Associates as its independent compensation consultant to compile compensation data for the peer group from a variety of sources, including proxy statements and other publicly filed documents. For 2012, the Compensation Committee engaged Meridian Compensation Partners (“Meridian”) as independent compensation consultant, who will compile compensation data for the peer group from Meridian’s North America Oil & Gas Exploration and Production Compensation Survey, as well as publicly filed documents. The Compensation Committee uses the compensation data to compare the compensation of the Company’s executive officers to comparably titled persons at companies within its peer group, targeting base salaries for the Company’s executive officers which are near the market median of its peer group, and targeting annual cash and long-term incentives so that the Company’s executive officers will have the opportunity to realize total compensation at or above the 50th percentile of the Company’s peer group based on Company and individual performance. The Compensation Committee uses peer group median targets to assist it in judging the appropriate levels of compensation for the Company’s executive officers; however, the Compensation Committee has the discretion to deviate from these median levels when it determines that relevant facts and circumstances make any deviations appropriate.

Each year, the Compensation Committee reviews and re-determines the composition of the Company’s peer group so that the peer group consists of oil and gas exploration and production companies (i) with annual revenue and market capitalization similar to the Company, and (ii) who potentially compete with the Company for executive talent.

The Company’s peer group for 2011 Compensation purposes consisted of:

• Cimarex Energy Co.	• Pioneer Natural Resources Company
• Continental Resources, Inc.	• Plains Exploration & Production Company
• Denbury Resources Inc.	• Range Resources Corporation
• EOG Resources, Inc.	• SM Energy Company
• EXCO Resources, Inc.	• Southwestern Energy Company
• Newfield Exploration Company	• Whiting Petroleum Corporation
• Petrohawk Energy Corporation

Role of Compensation Consultant.    For 2011 compensation, the Compensation Committee engaged Longnecker & Associates as its independent compensation consultant to assist the Compensation Committee in calculating evaluating the Company’s non-employee director and executive compensation program. For 2012 compensation, the Compensation Committee engaged Meridian as its independent compensation consultant. The Compensation Committee’s compensation consultant reports only to the Compensation Committee; although, it may, from time to time, contact the Company’s executive officers for information necessary to fulfill its assignment and may make reports and presentations to and on behalf of the Compensation Committee that the Company’s executive officers also receive. Representatives from the compensation consultant attend certain of the Compensation Committee meetings and advise the Compensation Committee on an ongoing basis with regard to general trends in director and executive compensation matters, including (i) competitive benchmarking; (ii) incentive plan design; (iii) peer group selection; and (iv) other matters requested from time to time by the Compensation Committee. The Compensation Committee has the sole authority to hire and terminate its compensation consultant; and the Compensation Committee is not under any obligation to follow the advice or recommendations of any consultant it chooses to engage.

2011 Say on Pay Vote

In June 2011, we held our first advisory stockholder vote on the compensation of our named executive officers at our annual stockholders’ meeting, and, consistent with the recommendation of the Board, our stockholders approved our executive compensation, with more than 98% of votes cast in favor. Consistent with this strong vote of stockholder approval, we have not undertaken any material changes to our executive compensation programs in response to the outcome of the vote. Our stockholders also expressed a preference that future advisory stockholder votes on the compensation of our named executive officers be held on an annual basis and, as previously disclosed, the Board determined to hold an advisory vote on the compensation of the named executive officers every year until the next required advisory vote on the frequency of future advisory votes.

Elements of the Company’s Executive Officer Compensation Program

Overview.    The Company’s executive officer compensation program is comprised of the following four components: base salaries, performance-based annual cash incentive awards, long-term equity incentive grants and a broad-based benefits program. The Compensation Committee determined the appropriate level for each compensation component during 2011 based on the Company’s recruiting and retention goals, its view of internal parity and consistency, peer group data and overall Company performance.

Base Salaries.    The Company pays base salaries to provide a minimum, fixed level of cash compensation for its executive officers. The Compensation Committee believes that paying base salaries near the market median is necessary to achieve the Company’s compensation objectives of attracting and retaining executives with the appropriate abilities and experience required to lead the Company. On an annual basis, the Compensation Committee reviews salary ranges and individual salaries for each of the Company’s executive officers as compared to the salaries of comparably titled officers in the Company’s peer group companies. The Compensation Committee established 2011 base salary levels for each named executive officer after consideration of market median pay levels, the individual’s responsibilities, skills and experience, and the base salaries of others on the executive team. In addition, the Compensation Committee considered the increased responsibilities assumed by Mr. Wright and Mr. Harper as a result of their promotion to Senior Vice President and Chief Operating Officer and Senior Vice President and Chief of Staff, respectively. Based on its review, the Compensation Committee established 2011 base salary levels for the Company’s named executive officers, as follows:

Name	2011 Base Salary	Salary Increase
Timothy A. Leach	$675,000	12.5%
Jack F. Harper	350,000	25.0%
Darin G. Holderness	340,000	13.3%
Matthew G. Hyde	340,000	7.9%
E. Joseph Wright	400,000	27.0%

For 2012, the Compensation Committee process for setting executive officer base salaries was similar to the process for 2011. After considering the market analysis and recommendations of its compensation consultant, the Compensation Committee established 2012 base salary levels for the Company’s named executive officers as follows:

Name	2012 Base Salary	Salary Increase
Timothy A. Leach	$850,000	25.9%
Jack F. Harper	370,000	5.7%
Darin G. Holderness	375,000	10.3%
Matthew G. Hyde	370,000	8.8%
E. Joseph Wright	450,000	12.5%

Performance-based Annual Cash Incentive Awards.    Each year, the Compensation Committee establishes an annual cash incentive program, which is designed to reward the Company’s executive officers for achieving both short- and long-term performance and strategic goals. Performance is judged at the end of the year based on successful execution of the Company’s annual business plan objectives and on stock price and other performance criteria relative to peer companies. For the Company’s 2011 annual cash incentive program, the Compensation Committee set the target annual cash incentive bonus amounts to be 100% of base salary for Mr. Leach, although the award to Mr. Leach could range from 0% to 200% of his base salary depending on the Compensation Committee’s evaluation. The target annual cash incentive bonus amount for each of Messrs. Harper and Wright was set at 85% of his salary, although his award could range from 0% to 170% of his base salary depending on the Compensation Committee’s evaluation. The target annual cash bonus for the Company’s other executive officers was set at 75% of such executive officer’s base salary, although the award to such executive officer could range from 0% to 150% of base salary depending on the Compensation Committee’s evaluation. In evaluating the executive officers’ performance during 2011, the Compensation Committee reviewed the following performance factors: growth of oil and natural gas production, growth of estimated proved reserves, finding and development costs, cash flow, significant acquisitions, significant divestitures, relative stock price performance and other actions related to the long-term success of the Company. The Compensation Committee does not set specific targets for these performance factors, but whether the Company achieves success in these categories is a large factor in the Compensation Committee’s determination of the final payouts under the annual cash incentive program.

After a review of the above information, the Compensation Committee made cash bonus awards equal to 80% of the maximum value permitted under the plan for each named executive officer. Mr. Leach was awarded a cash payment equal to 160% of base salary, Messrs. Harper and Wright were awarded a cash payment equal to 136% of base salary and each of the Company’s other named executive officers was awarded a cash payment equal to 120% of base salary. The factors that influenced the Compensation Committee’s final decision were as follows:

•	oil and natural gas production grew to 23.6 million barrels of oil equivalent (“MMBoe”)[1], a 51% increase over 2010;

•	estimated proved reserves grew to 386.5 MMBoe[1], a 19% increase over 2010;

•	organic finding and development costs per barrel of oil equivalent (“Boe”) of $17.08[2];

•	earnings before interest, taxes, depreciation and amortization and exploration expenses (“EBITDAX”)[3] per share of $12.43;

•	successful acquisition of over $500 million of oil and natural gas assets;

•	successful completion of the divestiture of non-core oil and natural gas assets in the Bakken;

•	stock price outperformance as compared to compensation peer group;

•	significant expansion and development of the Company’s newest core area in the Bone Spring play in the Delaware Basin; and

•	successful execution of a $600 million public notes offering to improve the Company’s available liquidity.

The Company’s determination of 2012 annual cash incentive awards in early 2013 is expected to be substantially similar to the process of determination of 2011 annual cash incentive awards. After a review of peer group pay data and consideration of each individual’s responsibilities, skills and experience, no changes were made to the targets or ranges under the Company’s 2012 annual cash incentive program.

Long-term Equity Incentive Compensation.    The annualized value of the long-term equity incentive compensation is intended to be the largest component of each named executive officer’s overall compensation package because the Compensation Committee believes significant emphasis on stock-based compensation effectively aligns the interests of the Company’s named executive officers with those of its stockholders, providing incentive to the Company’s named executive officers to focus on the long-term success of the Company. In addition, the Company utilizes multi-year vesting periods, typically four years, when granting long-term equity incentive compensation to facilitate the compensation objective of retaining the Company’s named executive officers. The Compensation Committee chooses to grant restricted stock, rather than stock options, because (i) restricted stock awards are less dilutive than stock options, (ii) in the Compensation Committee’s opinion, restricted stock provides a more effective retention incentive and (iii) the majority of the Company’s competitors have recently shifted towards restricted stock.

1 Includes the effect of acquisitions.

2 Organic finding and development costs per Boe is calculated by dividing exploration and development costs incurred for 2011 of approximately $1,307.1 million by extensions and discoveries, including performance revisions and excluding price revisions in 2011, of approximately 76.5 MMBoe.

3 The Company defines EBITDAX as net income (loss), plus (i) exploration and abandonment expense; (ii) depreciation, depletion and amortization expense; (iii) accretion expense; (iv) impairments of long-lived assets; (v) non-cash stock-based compensation expense; (vi) bad debt expense; (vii) unrealized (gain) loss on derivatives not designated as hedges; (viii) (gain) loss on sale of assets, net; (ix) interest expense; (x) federal and state income taxes on continuing operations; and (xi) similar items listed above that are presented as discontinued operations. EBITDAX is not a measure of net income or cash flow as determined by GAAP. For a reconciliation of EBITDAX to net income, See “Item 1. Business — Non GAAP Financial Measures and Reconciliations” in the Company’s 2011 Annual Report on Form 10-K.

The value of each named executive officer’s annual long-term equity incentive award is set in the first quarter each year and is based significantly on the Compensation Committee’s review of peer group data provided by its compensation consultant and the Compensation Committees view of each executive officer’s role and contribution at the Company. Awards are generally targeted at the median of the Company’s peer group, which is consistent with the Compensation Committee’s overall compensation philosophy. In addition to peer group data, the Compensation Committee considers and reviews individual performance and the Company’s performance to determine the value of the long-term equity incentive award. The Compensation Committee considers the unvested portion of prior equity awards when determining future award levels. Awards are determined based on a dollar value, which is converted to a number of shares of restricted stock by using the average of the high and low sales prices of the Company’s common stock on the date of grant.

Based on the foregoing considerations, the Company granted restricted stock in February 2011 to its named executive officers as follows:

Restricted Stock Awards
Timothy A. Leach	22,515
Jack F. Harper	7,880
Darin G. Holderness	5,629
Matthew G. Hyde	5,910
E. Joseph Wright	8,865

For 2012, the Compensation Committee process for making long-term incentive awards was similar to the process for 2011. In February 2012, the Company granted restricted stock to its current named executive officers as follows:

Restricted Stock Awards
Timothy A. Leach	43,416
Jack F. Harper	12,157
Darin G. Holderness	11,289
Matthew G. Hyde	11,289
E. Joseph Wright	19,104

In addition to the annual grant of restricted stock, Mr. Holderness received a one-time special grant of 5,107 shares of restricted stock in August 2011 in connection with the completion of the relocation of his family to Midland, Texas and to compensate him for the loss incurred on the sale of his house in Houston, Texas. This award of restricted stock will vest in one-third increments on August 2, 2012, 2013 and 2014.

Expected Use of Performance Shares for Future Awards.     At the 2012 Annual Meeting, the Company’s stockholders will be asked to approve an amendment and restatement of the Company’s Stock Incentive Plan. One of the primary purposes of the amendment and restatement of the Stock Incentive Plan is to provide for the ability of the Company to grant performance awards. If the amended and restated Stock Incentive Plan is approved, the Compensation Committee anticipates that future annual long-term incentive awards will utilize a combination of restricted stock and performance shares based on relative total and absolute shareholder return.

Stock Ownership Guidelines and Prohibited Transactions.    The Compensation Committee established stock ownership guidelines under which the Company’s Chief Executive Officer is expected to own shares of the Company’s common stock having a market value of at least five times his base salary, and each of the Company’s other executive officers is expected to own shares of the Company’s common stock having a market value of at least three times his respective base salary. All executive officers are expected to meet these guidelines within five years of becoming an executive officer. The Company’s stock ownership guidelines are designed to increase an executive’s equity stake in the Company and to align an executive’s interests more closely with those of the Company’s stockholders. As of December 31, 2011, all of the Company’s executive officers were in compliance with the stock ownership guidelines. In addition, the Company’s insider trading policy prohibits directors, officers or employees from (i) purchases of the Company’s stock on margin, (ii) short sales of the Company’s stock or (iii) purchases or sales of puts or calls on the Company’s stock.

Potential Payments Upon a Termination or Change of Control.    The Company maintains an employment agreement with each of the named executive officers that provides potential severance payments upon the termination of their employment in certain situations. On December 19, 2008, the Company entered into new employment agreements with all of its then-executive officers, which became effective on January 1, 2009. In connection with the January 2009 agreements, the Compensation Committee was advised by its compensation consultant regarding market competitive levels for the compensation related terms and conditions in the new employment agreements. The January 2009 employment agreements for all of the Company’s named executive officers were designed so that all of the named officers would have employment agreements with the same term and similar severance and change of control provisions.

Generally, in the event that the employment of the named executive officers are terminated by the Company other than for “cause” (and not by reason of death or disability) or if they terminate their employment following a “change in duties,” the executives will receive severance equal to eighteen months of base salary (twenty-four months of base salary in the case of Mr. Leach), as well as up to twelve months continued medical benefits. If the same termination events fall within the two year period immediately following a change of control, each of the Company’s named executive officers is entitled to an increased severance payment equal to two years of base salary and average annual bonus, accelerated vesting of any unvested equity compensation awards, and up to eighteen months continued medical benefits.

The Company believes that these severance and change of control arrangements mitigate some of the risk that exists for executives working in a publicly owned company. These arrangements are intended to attract and retain qualified executives that could have job alternatives that may appear to them to be less risky absent these arrangements. Because of recent significant volatility in the oil and gas industry, the transactional nature of the industry historically, and the quality of the Company’s workforce and asset base there is a possibility that the Company could be acquired in the future. Accordingly, the Company believes that the larger severance packages resulting from terminations related to change of control transactions provide an incentive for executives to continue to help successfully execute such a transaction from its early stages until consummation. The Compensation Committee believes that these severance and change of control arrangements provide important protection to the Company’s executive officers, are consistent with the practices of peer companies and are appropriate for the attraction and retention of executive talent. More information on these severance and change of control agreements can be found below under “Potential Payments Upon a Termination or Change of Control.”

Other Benefits.    The Company’s executive officers are eligible to participate in all of the Company’s employee benefit plans, such as medical, dental, vision, group life, disability, and accidental death and dismemberment insurance and 401(k) plan, in each case on the same basis as other employees, subject to applicable law. The Company provides vacation and other paid leave to all employees, including the Company’s executive officers, which are comparable to those provided within the oil and natural gas industry. The Company’s executive officers also receive reimbursement of the cost of an annual extensive physical examination.

During 2011, the Company owned and operated aircraft and purchased hours in an additional aircraft program to facilitate the travel of the Company’s employees in as safe a manner as possible and with the best use of their time. Under his employment agreement, Mr. Leach is entitled to utilize the Company’s aircraft for business travel and reasonable personal travel in North America. Other senior executive officers are permitted under limited circumstances to use the Company’s aircraft for personal travel at the discretion of the Chief Executive Officer. The amount of personal use of the Company’s aircraft is subject to review and adjustment by the Compensation Committee quarterly.

Aggregate incremental cost for personal aircraft usage was determined by calculating the variable costs for each aircraft during the year, dividing that amount by the total number of hours flown by that aircraft, and multiplying the result by the hours flown for personal use during the year. On occasions when the spouse or other family members of an executive officer accompanies the executive on a flight, no additional direct operating cost is incurred under the foregoing methodology.

Tax and Accounting Policies.    Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), places a limit of $1 million on the amount of compensation that the Company may deduct in any one year with respect to each of the Company’s Chief Executive Officer and other three most highly paid executive officers (other than its Chief Financial Officer). There is an exception to the $1 million limitation for performance-based compensation meeting certain requirements. The Company’s annual cash incentive plan does not meet the definition of performance-based compensation for purposes of Section 162(m) of the Code primarily because it is not formula driven, the performance goals applicable under the plan have not been approved by the Company’s stockholders and the Compensation Committee retains the right to make subjective evaluations of performance, including an assessment of how effectively management adapts to changing industry conditions and opportunities during the year. To maintain flexibility in compensating the Company’s executive officers in a manner designed to promote varying corporate goals, the Compensation Committee has not adopted a policy requiring all compensation to be deductible.

The Company accounts for equity compensation to its employees under FASB ASC Topic 718, which requires the Company to estimate and record an expense over the service period of the award. However, for tax purposes, subject to any limitations under Section 162(m) of the Code, income recognized by employees from nonqualified stock options granted at fair market value should be deductible by the Company, but, to the extent that a stock option constitutes an incentive stock option, the Company will not be allowed a compensation deduction if there is no disqualifying disposition by the optionee. In addition, subject to any limitations under Section 162(m) of the Code, if the Company grants shares of restricted stock, the related compensation expense should be fully deductible by the Company at the time the award is otherwise taxable to the grantee.

The Company structures annual cash incentive compensation so that it is taxable to its executives at the time it becomes available to them. For tax purposes, cash compensation is recorded as an expense at the time the obligation is accrued and is deductible by the Company subject to limitations under Section 162(m) of the Code.

COMPENSATION COMMITTEE REPORT

The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis required by Item 402 of Regulation S-K promulgated by the SEC with management of the Company, and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that such Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

Members of the Compensation Committee:

A. Wellford Tabor (Chairman)

William H. Easter III

W. Howard Keenan, Jr.

Gary A. Merriman

Mark B. Puckett

EXECUTIVE COMPENSATION

Summary Compensation Table

The compensation paid to the Company’s executive officers generally consists of base salaries, annual cash incentive payments, awards under the Stock Incentive Plan, contributions to the Company’s defined contribution 401(k) retirement plan and miscellaneous perquisites. The table below sets forth information regarding fiscal 2011 compensation awarded to, earned by or paid to the Company’s named executive officers, which includes the Company’s Chief Executive Officer, Chief Financial Officer, three most highly compensated executive officers other than its Chief Executive Officer and Chief Financial Officer. The table also sets forth information regarding fiscal year 2010 and 2009 compensation for the named executive officers.

Name	Year	Salary	Bonus	Stock Awards(1)	Option Awards(1)	Non-Equity Incentive Plan Compensation(2)	All Other Compensation(3)	Total
Timothy A. Leach	2011	$675,000	$1,080,000	$2,400,099	$—	$—	$59,635	$4,214,734
Chairman, Chief	2010	600,000	1,200,000	9,500,238	—	—	118,514	11,418,752
Executive Officer and President	2009	512,500	—	499,984	538,394	1,000,000	84,587	2,635,465

Jack F. Harper	2011	350,000	476,000	840,008	—	—	19,013	1,685,021
Senior Vice President and Chief of Staff	2010	280,000	420,000	1,900,048	—	—	23,851	2,623,899
	2009	265,000	—	150,001	161,518	375,000	15,074	966,593

Darin G. Holderness	2011	340,000	408,000	1,075,130	—	—	166,608	1,989,738
Senior Vice President, Chief Financial Officer and Treasurer	2010 2009	300,000 285,000	450,000 —	1,900,048 150,001	— 161,518	— 390,000	41,130 15,514	2,691,178 1,002,033

Matthew G. Hyde	2011	340,000	408,000	630,006	—	—	20,550	1,398,556
Senior Vice President of	2010	315,000	472,500	2,100,071	—	—	16,777	2,904,348
Exploration and Land	2009	300,000	—	200,002	215,358	410,000	15,992	1,141,352

E. Joseph Wright	2011	400,000	544,000	945,009	—	—	50,168	1,939,177
Senior Vice President	2010	315,000	472,500	2,100,071	—	—	38,971	2,926,542
and Chief Operating Officer	2009	300,000	—	200,002	215,358	410,000	19,795	1,145,155

(1)

The amounts in these columns represent the grant date fair value computed in accordance with FASB ASC Topic 718. Additional detail regarding the Company’s share-based awards is included in Note G to Consolidated Financial Statements included in “Item 8. Financial Statements and Supplementary Data” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011.

(2)	Represents cash awards earned in 2009 under the Company’s performance-based annual cash incentive plans.

(3)

The amounts in this column consist of the Company’s matching contributions to the named executive officer’s 401(k) plan in the amount of $14,700 for each of Messrs. Leach, Harper Holderness and Hyde, and $13,533 for Mr. Wright, life insurance premiums and the cost of an annual physical, as well as $146,435 of relocation expenses paid to Mr. Holderness in 2011. Also included are $39,870, $886 and $31,896 of personal aircraft usage for Messrs. Leach, Holderness and Wright, respectively, which represents the aggregate incremental cost to the Company for such use.

Grants of Plan-Based Awards

The table sets forth the number of shares of restricted stock awarded during 2011 to the Company’s named executive officers under the Stock Incentive Plan.

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units(1)(2)	Grant Date Fair Value of Stock Awards
Timothy A. Leach	February 22, 2011	22,515	$2,400,099	(3)
Jack F. Harper	February 22, 2011	7,880	840,008	(3)
Darin G. Holderness	February 22, 2011	5,629	600,051	(3)
	August 2, 2011	5,107	475,079	(3)(4)
Matthew G. Hyde	February 22, 2011	5,910	630,006	(3)
E. Joseph Wright	February 22, 2011	8,865	945,009	(3)

(1)

The amounts in these columns represent the restricted stock granted to the named executive officers on February 22, 2011 and August 2, 2011, as applicable. No option awards were granted to the named executive officers during the 2011 year.

(2)

The shares of restricted stock granted on February 22, 2011 vest in four equal annual installments beginning one year from the date of grant. The shares of restricted stock granted on August 2, 2011 vest in three annual installments beginning one year from the date of grant.

(3)

The amounts in this column represent the grant date fair value of restricted stock computed in accordance with FASB ASC Topic 718. The Company values its restricted stock awards based on the average of the high and low market-quoted sales price of the Company’s common stock on the grant date of the award. Generally, the grant date fair value is expensed in the Company’s financial statements over the vesting schedule of the restricted stock. Additional detail regarding the Company’s share-based awards is included in Note G to Consolidated Financial Statements included in “Item 8. Financial Statements and Supplementary Data” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011.

(4)

These shares of restricted stock vest in one-third increments on August 2, 2012, 2013 and 2014. These shares were granted in connection with Mr. Holderness’s relocation to Midland, Texas for his position with the Company.

Outstanding Equity Awards at Fiscal Year-End

The table below sets forth, for each named executive officer, information about equity awards outstanding as of December 31, 2011:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options(1)		Option Exercise Price	Option Expiration Date	Number of Shares of Stock That Have Not Vested(2)		Market Value of Shares of Stock That Have Not Vested(3)
	Vested Exercisable
Timothy A. Leach	89,269	—		$8.00	August 13, 2014	—		$—
	62,500	—		15.40	June 12, 2016	—		—
	112,500	37,500	(4)	21.84	February 27, 2018	—		—
	21,816	21,814	(5)	20.40	February 26, 2019	12,254	(6)	1,148,813
	—	—		—	—	32,992	(7)	3,093,000
	—	—		—	—	109,250	(8)	10,242,188
	—	—		—	—	22,515	(9)	2,110,781

Jack F. Harper	100,000	—		12.85	August 15, 2017	—		—
	8,750	8,750	(4)	21.84	February 27, 2018	—		—
	6,545	6,544	(5)	20.40	February 26, 2019	3,676	(6)	344,625
	—	—		—	—	6,598	(7)	618,563
	—	—		—	—	21,850	(8)	2,048,438
	—	—		—	—	7,880	(9)	738,750

Darin G. Holderness	11,665	—		33.35	August 25, 2018	—		—
	—	6,544	(5)	20.40	February 26, 2019	3,676	(6)	344,625
	—	—		—	—	6,598	(7)	618,563
	—	—		—	—	21,850	(8)	2,048,438
	—	—		—	—	5,629	(9)	527,719
	—	—		—	—	5,107	(10)	478,781

Matthew G. Hyde	55,555	—		31.33	May 21, 2018	—		—
	8,726	8,726	(5)	20.40	February 26, 2019	4,902	(6)	459,563
	—	—		—	—	9,897	(7)	927,844
	—	—		—	—	21,850	(8)	2,048,438
	—	—		—	—	5,910	(9)	554,063

E. Joseph Wright	8,728	—		8.00	August 13, 2014	—		—
	—	10,000	(4)	21.84	February 27, 2018	—		—
	—	8,726	(5)	20.40	February 26, 2019	4,902	(6)	459,563
	—	—		—	—	9,897	(7)	927,844
	—	—		—	—	21,850	(8)	2,048,438
	—	—		—	—	8,865	(9)	831,094

(1)	Vesting is accelerated upon the occurrence of certain events following a change of control of the Company as discussed below in “Potential Payments Upon a Termination or Change of Control.”

(2)

Vesting is accelerated upon termination of employment by reason of death or disability or upon the occurrence of certain events following a change of control of the Company as discussed below in “Potential Payments Upon a Termination or Change of Control.”

(3)	Based on the closing price of the Company’s common stock of $93.75 on December 31, 2011.

(4)	These stock options vest on February 27, 2012.

(5)	These stock options vest in 50% increments on February 26, 2012 and 2013.

(6)	These shares of restricted stock vest in 50% increments on February 26, 2012 and 2013.

(7)	These shares of restricted stock vest in one-third increments on February 23, 2012, 2013 and 2014.

(8)	These shares of restricted stock vest on October 7, 2014.

(9)	These shares of restricted stock vest in 25% increments on February 22, 2012, 2013, 2014 and 2015.

(10)	These shares of restricted stock vest in one-third increments on August 2, 2012, 2013 and 2014.

Option Exercises and Stock Vested

The table below sets forth, for each named executive officer, information about option exercises and lapses of restrictions on restricted stock awards during 2011:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting	Value Realized on Vesting(2)
Timothy A. Leach	112,290	$11,191,944	17,125	$1,850,286
Jack F. Harper	67,500	6,160,338	4,038	436,411
Darin G. Holderness	3,272	285,547	9,035	852,237
Matthew G. Hyde	—	—	11,810	1,171,621
E. Joseph Wright	144,879	11,091,888	5,751	621,494

(1)

Represents the number of stock options multiplied by the difference between the exercise price and the average of the high and low market-quoted sales price of the Company’s common stock on the date of exercise.

(2)	Represents the number of shares multiplied by the average of the high and low market-quoted sales price of the Company’s common stock on the vesting date.

Potential Payments Upon a Termination or Change of Control

The Company maintains employment agreements with each of its executive officers that provide for potential severance payments upon a termination of the executive’s employment under various circumstances, and the timing and form of the potential payment of benefits under the employment agreements may vary depending on whether the termination occurs in connection with a change of control. The Company’s rationale for maintaining these agreements with the Company’s executive officers has been detailed within the “Compensation Discussion and Analysis” above. The executive officers’ employment agreements are all substantially similar, so the following discussion will apply to each of the executive officers unless specifically noted otherwise. The Company and Messrs. Leach, Harper, Holderness, Hyde, and Wright entered into their current executive employment agreements on December 19, 2008, effective as of January 1, 2009.

Employment Agreement Terms for Messrs. Leach, Harper, Holderness, Hyde and Wright.    An “involuntary termination” is defined in the employment agreements as a termination of an executive’s employment that is not a voluntary resignation by the executive, unless such resignation occurs on or before a date that is sixty days following the date the executive receives a notice that a change in duties has occurred; an involuntary termination also does not include a termination for “cause” or any termination that results from the executive’s death or disability. A “change in duties” has two alternative definitions depending on whether or not the event happens within the two year period beginning on the date a change of control has occurred (the “change of control period”). A change of duties within a change of control period means (i) a material reduction in the nature or scope of an executive’s authorities or duties; (ii) a reduction in an executive’s base salary; (iii) a diminution in an executive’s eligibility to participate in bonus, stock option, incentive award and other compensation plans; (iv) a material diminution in an executive’s employee benefits and perquisites, or (v) a change in the location of an executive’s principal place of employment by more than ten miles. A change of duties prior to or following a change of control period will consist of a reduction in the rank of an executive’s title as an officer of the Company, a reduction in an executive’s base salary, or a material diminution in an executive’s employee benefits and perquisites from those substantially similar to those provided to similarly situated executives.

A termination for “cause” generally means that an executive (i) has engaged in gross negligence, gross incompetence or willful misconduct in the performance of his duties; (ii) has materially breached any material provision of his employment agreement, corporate policy or code of conduct established by the Company; (iii) has willfully engaged in conduct that is materially injurious to the Company; (iv) has committed an act of fraud, embezzlement or willful breach of a fiduciary duty to the Company; (v) has been convicted of a crime involving fraud, dishonesty or moral turpitude or any felony; (vi) has refused, without proper reason, to perform his duties; or (vii) has used Company securities owned or controlled by the executive as collateral for a securities margin account.

An executive will have incurred a “disability” if, as a result of an executive’s incapacity due to physical or mental illness, the executive has not been able to perform his full-time duties for a period of six consecutive months, and is unable to return to full-time employment within thirty days of receiving a notice of a termination.

A “change of control” is generally defined as: (i) a merger, consolidation, or the sale of all or substantially all of the Company’s assets if, (a) the holders of the Company’s securities prior to the transaction no longer own 50% or more of the securities of the resulting company immediately following the transaction in essentially the same proportion that existed immediately prior to the transaction, or (b) the members of the Company’s Board of Directors immediately prior to the transaction do not also constitute a majority of the board of directors of the resulting entity immediately after the transaction; (ii) the dissolution or complete liquidation of the Company; (iii) the date any person or entity acquires ownership or control of 50% or more of the combined voting power of the Company’s outstanding securities; or (iv) the members of the Company’s Board of Directors as of November 19, 2010 (and certain individuals who become directors after such date with the approval of certain members of the Company’s Board of Directors) cease to constitute a majority of the board.

Potential Severance Benefits for Messrs. Leach, Harper, Holderness, Hyde and Wright.    In the event that one of these executive’s employment is terminated due to his death or disability, the executive or his estate will receive a payment equal to his annual base salary, to be paid out in eighteen equal monthly installments (or twenty-four months in the case of Mr. Leach), as well as a lump sum payment thirty days after the termination that equals the pro-rated annual target bonus for the year in which the termination occurs.

If an involuntary termination occurs outside of a change of control period, the executive will continue to receive his base salary for eighteen months (or twenty-four months in the case of Mr. Leach) and the Company will reimburse him for up to twelve months for the amount by which the cost of his continued coverage under the Company’s group health plans exceeds the employee contribution amount that the Company charges its active executives for similar coverage.

An involuntary termination within the change of control period, however, will trigger a severance payment equal to two times the sum of his annual base salary and average annual bonus; the average annual bonus will typically be calculated using the bonus with respect to the previous two years, although if an executive has not been employed for such a time period, the bonus will be calculated for Messrs. Leach, Harper, Holderness, Hyde and Wright, by using the average of any bonuses which have in fact been paid for years prior to the termination, or by annualizing any bonus which related to a partial year. The severance payments will either be paid in a single payment on the fifth day following the executive’s termination of employment, subject to any delay required under Section 409A of the Code, or divided into eighteen monthly installments (or twenty-four monthly installments in the case of Mr. Leach), depending on the nature of the change of control. All of the executive’s stock options and restricted stock awards will vest in full, and the Company will reimburse the executive for up to eighteen months for the amount by which the cost of his continued coverage under the Company’s group health plans exceeds the employee contribution amount that the Company charges the Company’s active executives for similar coverage. If any of the severance payments described in this paragraph or the preceding paragraph are not made when due, the Company shall also pay interest on the amount payable from the date it should have been made until such time as the payment is actually made, interest to be the prime or base rate of interest announced by JPMorgan Chase Bank (or any successor thereto) at its principal New York office.

The employment agreements do not provide for tax “gross-up” payments. If the total amount of payments to be provided by the Company in connection with a change of control would cause any of the named executive officers to incur “golden parachute” excise tax liability, then the payments provided under the employment agreement will be reduced to the extent necessary to eliminate the application of the excise tax if that will leave him in a better after-tax position than if no such reduction had occurred; this generally means that the full payment would be reduced to $1.00 less than three times the executive’s base amount (as defined in Section 280G of the Code).

Restrictions and Conditions to Receiving Severance Benefits under the Employment Agreements.    Each executive must execute and not revoke a general release agreement before receiving any severance or benefits pursuant to his employment agreement. The release shall discharge the Company and its affiliates, as well as officers, directors and employees of the Company and its affiliates, from any claims or judicial actions arising out of the executive’s employment or termination of employment. The release must generally be executed and irrevocable within 55 days of the executive’s termination of employment, or, if applicable, prior to the date on which any payment will be provided to the executive.

Section 409A of the Code can subject an executive to a 20% tax, in addition to normal income taxes, in the event that payments are not structured to be compliant with Section 409A of the Code and its regulations. If the executives are “specified employees” according to Section 409A of the Code at the time of their termination of employment, the payment of severance benefits may be delayed for a period of six months in order to remain in compliance with this Code section, despite the timing otherwise provided for in the employment agreements. This six month delay period will not be considered a “late” payment, however, for purposes of crediting late payments with interest as described above.

The named executive officers are also subject to non-compete and related restrictions. During the term of his employment agreement and for a period of one year following a termination of employment for any reason (the “non-compete period”), the executive may not hire, contract or solicit the Company’s employees for his own benefit or for the benefit of any other person or entity, nor may he encourage any Company employee to leave the Company’s employ for any reason. Within the geographical area or market where the Company is conducting (or within the twelve months prior to the executive’s termination of employment, has conducted) business, the executive may not participate in the ownership, management, operation of or have any financial interest in a business that is similar to the Company or that is a competitor of the Company, attempt to solicit or divert the Company’s customers or vendors, or call upon a prospective acquisition candidate on his own behalf or on behalf of another entity if the Company is also negotiating for that potential acquisition. However, in the event the executive resigns under circumstances that would not be considered an involuntary termination or either party provides written notice to the other that the term of the employment agreement will not automatically renew, then the post-employment restriction relating to the participation in the ownership, management, operation or financial interest in a competitive operation will only apply for a number of months (not in excess of twelve) selected by the Company and the Company must continue to pay the executive his base salary for the number of months, if any, selected by the Company.

Long-Term Incentive Plan.    In addition to the accelerated vesting of equity compensation awards as noted within the executive employment agreements, certain stock option and restricted awards granted under the Company’s Stock Incentive Plan also provide for the accelerated vesting of such awards in various termination of employment and change of control scenarios. While the named executive officers are generally granted restricted stock awards under the Stock Incentive Plan that have a vesting period of four years, (a) for restricted stock awards made on or before December 31, 2008, the restricted shares will vest in full upon the occurrence of a change of control, and (b) for restricted stock awards made after December 31, 2008, the occurrence of a termination of employment by reason of death or disability or the occurrence of an involuntary termination within the two year-period after a change of control will result in the full vesting of the restricted shares. The definitions for change of control and involuntary termination in the Stock Incentive Plan restricted stock award agreements are substantially similar to the corresponding terms as found in the employment agreements. The Company does not currently provide for accelerated vesting of stock options upon a termination of an executive’s employment pursuant to the Stock Incentive Plan or an individual award agreement, but as noted above, the executive employment agreements will govern the accelerated vesting of stock options following an involuntary termination within the change of control period.

The table below summarizes potential payments to each named executive officer assuming that one of the events described in the table below occurs. The table assumes that the event occurred on December 31, 2011, when the closing price of the Company’s common stock was $93.75. The values below are the Company’s best estimate of the severance payments and benefits the executives would receive upon a termination of employment or a change of control as of December 31, 2011, as a true value could not be determined with absolute certainty until an actual termination or change of control of the Company occurs. The Company has also assumed for purposes of these calculations that all payments were made in a timely manner and that no interest accrued on the original payment amount.

Name	Voluntary Termination(1)	Involuntary Termination Outside of a Change of Control Period(2)	Involuntary Termination Within a Change of Control Period(3)	Change of Control No Termination(4)	Termination Due to Death or Disability(5)
Timothy A. Leach:
Salary	$675,000	$1,350,000	$1,350,000	$—	$675,000
Bonus	—	—	2,200,000	—	675,000
Accelerated Equity	—	—	20,891,464	—	16,594,782
Continued Medical	—	19,934	29,901	—	—

Total(6)	$675,000	$1,369,934	$24,471,365	$—	$17,944,782

Jack F. Harper:
Salary	$350,000	$525,000	$700,000	$—	$350,000
Bonus	—	—	795,000	—	297,500
Accelerated Equity	—	—	4,859,591	—	3,750,376
Continued Medical	—	23,012	34,518	—	—

Total(6)	$350,000	$548,012	$6,389,109	$—	$4,397,876

Darin G. Holderness:
Salary	$340,000	$510,000	$680,000	$—	$340,000
Bonus	—	—	840,000	—	255,000
Accelerated Equity	—	—	4,498,128	—	4,018,126
Continued Medical	—	19,408	29,112	—	—

Total(6)	$340,000	$529,408	$6,047,240	$—	$4,613,126

Matthew G. Hyde:
Salary	$340,000	$510,000	$680,000	$—	$340,000
Bonus	—	—	882,500	—	255,000
Accelerated Equity	—	—	4,629,960	—	3,989,908
Continued Medical	—	16,711	25,067	—	—

Total(6)	$340,000	$526,711	$6,217,527	$—	$4,584,908

E. Joseph Wright:
Salary	$400,000	$600,000	$800,000	$—	$400,000
Bonus	—	—	882,500	—	340,000
Accelerated Equity	—	—	5,626,091	—	4,266,939
Continued Medical	—	19,934	29,901	—	—

Total(6)	$400,000	$619,934	$7,338,492	$—	$5,006,939

(1)

This column represents the amounts payable to the executive if he resigns under circumstances that would not be considered an involuntary termination or if either party to the employment agreement provides written notice to the other that the term of the employment agreement will not automatically renew. Under such circumstances, the employment agreements of Messrs. Leach, Harper, Holderness, Hyde and Wright provide the Company with the option to choose the number of months in which to enforce certain post-employment non-compete provisions. The values disclosed in this column assume that the Company has chosen to enforce the non-compete provisions for the maximum allowable time period of twelve months, although these amounts would be lower in the event that the Company chooses a shorter period of time.

(2)

The values in this column for “Salary” reflect the aggregate amount of continued monthly salary (as in effect on December 31, 2011) for Mr. Leach for a period of twenty-four months, for Messrs. Harper, Holderness, Hyde and Wright, a period of eighteen months. The values in this column for “Continued Medical” include twelve months of continued coverage for each eligible executive and his dependents.

(3)

The values in this column for “Salary” reflect two times the executive’s annual base salary as in effect on December 31, 2011. The values in this column for “Bonus” were calculated in accordance with the bonus provisions of each executive’s employment agreement described above. The values in this column for “Accelerated Equity” include the accelerated value of both unvested stock option and restricted stock awards held by each executive as of December 31, 2011. The amounts in this column for “Continued Medical” include eighteen months of continued coverage for each executive and his dependents.

(4)	This column represents what each executive would receive upon a change of control without a termination of employment.

(5)

The values in this column for “Salary” represent the executive’s annual salary (as in effect on December 31, 2011). The values in this column for “Bonus” include the executive’s full target bonus for the 2011 year, as a proration was unnecessary for a termination on December 31, 2011. The values in this column for “Accelerated Equity” include the accelerated value of unvested restricted stock awards granted after 2008 and held by each executive as of December 31, 2011.

(6)

The total represents the maximum value of the payments and benefits that the executive would receive upon the occurrence of a change of control or the referenced termination of employment. However, if the total amount of payments and benefits to be provided to the executive would cause the executive to incur “golden parachute” excise tax liability, then any payments and benefits provided under the executive’s employment agreement may be reduced to the extent necessary to eliminate the application of the excise tax if that will leave the executive in a better after-tax position than if no such reduction had occurred. Accordingly, the total value of the payments and benefits that the executive would receive under such circumstances may be less than the total reflected in the table.

COMPENSATION PROGRAMS AND RISK CONSIDERATIONS

The Company does not believe that its policies and practices of compensating its employees give rise to risks that are reasonably likely to have a material adverse effect on the Company. In making this determination, the Company considered the following:

•	The Company’s compensation program for its executive officers provides a balanced mix of (i) cash and equity, (ii) annual and longer-term incentives and (iii) performance metrics.

•

The Company’s long-term incentive component of the program, which is intended to be the largest component of each executive officer’s overall compensation package, is weighted towards long-term achievement, with vesting generally occurring over four years from the date of grant.

•

The Company’s annual cash incentive award program for its executive officers is ultimately a subjective judgment made by the Compensation Committee, which considers the risks facing the Company and the market conditions at the time of the award.

•	The Board of Directors has established substantial stock ownership guidelines for the Company’s directors and executive officers, as well as all other officers of the Company.

•	All non-officer employees of the Company receive a significant equity award each year, which generally vest three years after the date of grant.

•	The Company sets proper ethical and moral expectations through its policies and procedures and provides various mechanisms for reporting issues.

COMPENSATION COMMITTEE

INTERLOCKS AND INSIDER PARTICIPATION

During 2011, no member of the Compensation Committee served as an executive officer of the Company, and, except as described in “Related Persons Transactions” below, no such person had any relationship with the Company requiring disclosure herein. During 2011, there were no Compensation Committee interlocks with other companies.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below sets forth certain information regarding the beneficial ownership of common stock as of April 15, 2012, by (i) each person who is known by the Company to own beneficially more than 5% of the outstanding shares of common stock, (ii) each named executive officer of the Company, (iii) each director of the Company and (iv) all directors and executive officers as a group. Unless otherwise noted, the mailing address of each person or entity named below is 550 West Texas Avenue, Suite 100, Midland, Texas 79701.

Name of Beneficial Owner or Identity of Group	Number of Shares	Percentage of Class(1)
Capital World Investors(2)	12,695,506	12.2%
FMR LLC(3)	9,671,218	9.3%
Prudential Financial, Inc.(4)	6,793,510	6.5%
Winslow Capital Management, Inc.(5)	5,373,614	5.2%
Timothy A. Leach(6)(7)(8)	1,374,616	1.3%
Jack F. Harper(6)(7)	57,646	*
Darin G. Holderness(6)(7)	67,426	*
Matthew G. Hyde(6)(7)	115,464	*
E. Joseph Wright(6)(7)	174,532	*
Steven L. Beal(6)(7)	388,639	*
Tucker S. Bridwell(7)(9)	167,028	*
William H. Easter III(7)	27,540	*
W. Howard Keenan, Jr.(7)(10)	559,731	*
Gary A. Merriman(7)	3,520	*
Ray M. Poage(7)	15,540	*
Mark B. Puckett(7)	17,776	*
A. Wellford Tabor(7)	11,940	*
All directors and executive officers as a group (15 persons)(9)(10)(11)	3,057,217	2.9%

*	Less than 1%.

(1)	Based upon an aggregate of 104,018,852 shares outstanding as of April 15, 2012.

(2)

According to Amendment No. 4 to a Schedule 13G, dated February 10, 2012, filed with the SEC by Capital World Investors, it has sole voting power and sole dispositive power over all of these shares. The address of Capital World Investors is 333 South Hope Street, Los Angeles, CA 90071.

(3)

According to Amendment No. 5 to a Schedule 13G, dated February 14, 2012, filed with the SEC by FMR LLC, it has sole voting power over 70,749 of these shares, no voting power over the remainder and sole dispositive power over all of these shares. The address of FMR LLC is 82 Devonshire Street, Boston, MA 02109.

(4)

According to a Schedule 13G, dated February 13, 2012, filed with the SEC by Prudential Financial, Inc., it has sole voting and dispositive power over 88,696 of these shares, shared voting power over 4,316,385 of these shares and shared dispositive power over 6,704,814. In addition, this amount also includes 6,742,395 shares beneficially owned by Jennison Associates LLC, a wholly owned subsidiary of Prudential Financial, Inc. According to a Schedule 13G, dated February 13, 2012, filed with the SEC, Jennison Associates LLC has sole voting power over 4,606,596 of those shares, no voting power over the remained, and shared dispositive power over all 6,742,395 of them. The address of Prudential Financial, Inc. is 751 Broad Street, Newark, New Jersey 07102, and the address of Jennison Associates LLC is 466 Lexington Avenue, New York, New York 10017.

(5)

According to a Schedule 13G, dated February 14, 2012, filed with the SEC by Winslow Capital Management, Inc., it has sole voting power over 4,683,149 of these shares, no voting power over the remainder and sole dispositive power over all of these shares. The address of Winslow Capital Management, Inc. is 4720 IDS Tower, 80 South Eighth Street, Minneapolis, MN 55402.

(6)	The number of shares beneficially owned includes the following shares that are subject to stock options that were exercisable as of or will become exercisable within sixty days of April 15, 2012:

Holder	Shares
Timothy A. Leach	334,492
Jack F. Harper	—
Darin G. Holderness	—
Matthew G. Hyde	68,844
E. Joseph Wright	—
Steven L. Beal	212,500

(7)	Executive officer or director of the Company.

(8)	Includes 300,000 shares that are pledged to secure a bank loan.

(9)

Includes 20,000 shares owned by Mansefeldt Investment Corporation and 108,000 shares owned by the Dian Graves Owen Foundation. Mr. Bridwell disclaims beneficial ownership of all securities owned by Mansefeldt Investment Corporation and the Dian Graves Owen Foundation.

(10)

Includes 189,080 shares of common stock owned by Yorktown Energy Partners V, L.P. and Yorktown Energy Partners VI, L.P. Mr. Keenan is a member and a manager of the general partners of Yorktown Energy Partners V, L.P. and Yorktown Energy Partners VI, L.P. Mr. Keenan disclaims beneficial ownership of all securities owned by Yorktown Energy Partners V, L.P. and Yorktown Energy Partners VI, L.P., except to the extent of his pecuniary interest therein.

(11)	The number of shares beneficially owned includes 615,836 shares that are subject to stock options that were exercisable or will become exercisable within sixty days of April 15, 2012.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The executive officers and directors of the Company and persons who own more than 10% of the Company’s common stock are required to file reports with the SEC, disclosing the amount and nature of their beneficial ownership in common stock, as well as changes in that ownership. Based solely on its review of reports and written representations that the Company has received, the Company believes that all required reports were timely filed during 2011, except that Mr. Wright filed a late Form 4 for a single transaction in February 2012.

RELATED PERSON TRANSACTIONS

General

The Board of Directors has determined that the Audit Committee will periodically review all related person transactions that the rules of the SEC require be disclosed in the Company’s proxy statement, and make a determination regarding the initial authorization or ratification of any such transaction.

The Audit Committee is charged with reviewing the material facts of all related person transactions and either approving or disapproving of the Company’s participation in such transactions under the Company’s Related Persons Transaction Policy adopted by the Board of Directors (“RPT Policy”) on November 8, 2007, which pre-approves certain related person transactions, including:

•	any employment of an executive officer if his or her compensation is required to be reported in the Company’s proxy statement under Item 402;

•	director compensation which is required to be reported in the Company’s proxy statement under Item 402; and

•

any transaction with an entity at which the related person’s only relationship is as a director or manager (other than sole director or manager) or beneficial owner of less than 10% of the entity’s equity, if the aggregate amount involved does not exceed the greater of $1 million or 2% of the entity’s annual revenues.

The Audit Committee Chairman may approve any related person transaction in which the aggregate amount involved is expected to be less than $120,000. A summary of such approved transactions and each new related person transaction deemed pre-approved under the RPT Policy is provided to the Audit Committee for its review. The Audit Committee has the authority to modify the RPT Policy regarding pre-approved transactions or to impose conditions upon the ability of the Company to participate in any related person transaction.

There were no related person transactions during 2011 which were required to be reported in “Related Persons Transactions” where the procedures described above did not require review, approval or ratification or where these procedures were not followed.

Transactions Involving Directors

The Company owns leases of certain mineral interests from a partnership in which Mr. Bridwell, one of the Company’s directors, is the general partner and in which he holds a 3.5% interest. The Company paid royalties of approximately $721,000 during the year ended December 31, 2011 attributable to such mineral interests. The Company owed this partnership royalty payments of approximately $154,000 at December 31, 2011.

On June 9, 2009, the Company entered into a Consulting Agreement (the “Consulting Agreement”) with Mr. Beal, one of the Company’s directors, under which Mr. Beal serves as a consultant to the Company following his retirement as the Company’s President and Chief Operating Officer on June 30, 2009. Either the Company or Mr. Beal may terminate the consulting relationship at any time by giving 90 days written notice to the other party; however, the Company may terminate the relationship immediately for cause. During the term of the consulting relationship, Mr. Beal will receive a consulting fee of $20,000 per month and a monthly reimbursement for his medical and dental coverage costs. Pro-rata compensation will be paid for the month in which a termination of the consulting relationship occurs. If Mr. Beal dies during the term of the Consulting Agreement, his estate will receive an additional $60,000 lump sum payment. Pursuant to the Consulting Agreement, Mr. Beal will be deemed to be continuing in the employment of the Company for purposes of vesting in his currently unvested shares of restricted stock for so long as he provides consulting services under the Consulting Agreement, and he will immediately become fully vested in such shares if the Company terminates the consulting relationship for any reason other than for cause. In addition, Mr. Beal will be deemed to be continuing in the employment of the Company for purposes of determining his rights under certain stock options he holds for so long as he provides consulting services under the Consulting Agreement, and certain stock options will become fully vested and immediately exercisable if the Company terminates the consulting relationship for any reason other than for cause. Mr. Beal received $240,000 of consulting fees and $10,498 related to health care reimbursements pursuant to this Consulting Agreement in 2011.

Transactions Involving Executive Officers

Overriding Royalty Interests.    Prior to the formation of Concho Equity Holdings Corp. in 2004, Messrs. Leach, Beal and Wright acquired working interests in 120 undeveloped acres located in Lea County, New Mexico. In connection with the formation of Concho Equity Holdings Corp., a predecessor of the Company, these working interests were sold to that company in November 2004 for $120,000 in the aggregate, and Messrs. Leach, Beal and Wright each retained a 0.25% overriding royalty interest in any production attributable to this acreage. The Company has not drilled any wells that are subject to these overriding royalty interests and, therefore, no payments have been made in connection with these interests.

Registration Rights Agreement

Demand Registration Rights.    The Company is a party to a registration rights agreement with certain of its stockholders, including certain of the Company’s executive officers and the former stockholders of Concho Equity Holdings Corp., which was later merged into a wholly owned subsidiary of the Company. According to the registration rights agreement, holders of 20% of the aggregate shares held by the former stockholders of

Concho Equity Holdings Corp. may request in writing that the Company register their shares by filing a registration statement under the Securities Act of 1933 (the “Securities Act”), so long as the anticipated aggregate offering price, net of underwriting discounts and commissions, exceeds $50 million.

Piggy-back Registration Rights.    If the Company proposes to file a registration statement under the Securities Act relating to an offering of the Company’s common stock (other than on a Form S-4 or a Form S-8 or a shelf registration on Form S-3), upon the written request of holders of registrable securities, the Company will use its commercially reasonable efforts to include in such registration, and any related underwriting, all of the registrable securities requested to be included, subject to customary cutback provisions. There is no limit to the number of these “piggy-back” registrations in which these holders may request their shares be included.

Registration Procedures and Expenses.    The Company generally will bear the registration expenses incurred in connection with any registration, including all registration, filing and qualification fees, printing and accounting fees, but excluding underwriting discounts and commissions. The Company has agreed to indemnify the subject stockholders against certain liabilities, including liabilities under the Securities Act, in connection with any registration effected under the registration rights agreement. The Company is not obligated to effect any registration more than one time in any six-month period and these registration rights terminate on August 7, 2017.

ITEM FOUR:	ADVISORY VOTE TO APPROVE THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

Executive compensation is an important matter to the Company, the Board and the Compensation Committee and the Company’s stockholders. The Company is asking its stockholders to vote, on a non-binding, advisory basis, on a resolution approving the compensation of the Company’s named executive officers as disclosed under “Compensation Discussion and Analysis” and the compensation tables and narrative discussion under “Executive Compensation” contained in this proxy statement.

The Compensation Committee continuously reviews, evaluates and updates the Company’s executive compensation programs to ensure that the Company provides rewards for individual performance, team achievements and corporate results and encourage an ownership mentality among the Company’s executives and other key employees. The success of the Company and its ability to maximize stockholder value is dependent on its ability to attract, retain and motivate the best available talent in the energy industry. As such, the Compensation Committee views the Company’s most important asset, its people, as an investment rather than an expense. Consequently, the Compensation Committee has developed overarching objectives for its executive compensation program, which are as follows:

•	attract, retain and motivate the best available talent in the energy industry;

•	align the interests of the Company’s executive officers with those of its stockholders; and

•	pay for performance, whereby an executive officer’s total compensation opportunity will be heavily influenced by the Company’s performance, as well as the executive officer’s individual performance.

To accomplish these objectives, the Company provides what it believes is a competitive total compensation package to the Company’s executive officers through a combination of base salary, performance-based annual cash incentive awards, long-term equity incentive compensation and broad-based benefit programs.

The Board of Directors requests the support of the Company’s stockholders for the compensation of the Company’s named executive officers as disclosed in this proxy statement. This advisory vote to approve the compensation of the Company’s named executive officers gives its stockholders the opportunity to make their opinions known about the Company’s executive compensation programs. As the Company seeks to align the Company’s executive compensation programs with the interests of its stockholders while continuing to retain key talented executives that drive the Company’s success, it asks that its stockholders approve the compensation of the Company’s named executive officers as disclosed in this proxy statement. Accordingly, for the reasons discussed above, the Board of Directors recommends that stockholders vote in favor of the following resolution:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation philosophy and policies and the compensation of the named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including under “Compensation Discussion and Analysis” and the compensation tables and narrative discussion under “Executive Compensation” contained in the proxy statement.”

This vote on the compensation of the Company’s named executive officers is only advisory and not binding on the Company, the Board or the Compensation Committee. Although the outcome of this advisory vote on the compensation of the Company’s named executive officers is non-binding, the Compensation Committee and the Board will review and consider the outcome of this vote when making future compensation decisions for the Company’s named executive officers.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL ON AN ADVISORY BASIS OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS AS DISCLOSED UNDER “COMPENSATION DISCUSSION AND ANALYSIS” AND THE ACCOMPANYING COMPENSATION TABLES UNDER “EXECUTIVE COMPENSATION” CONTAINED IN THIS PROXY STATEMENT.

ADDITIONAL INFORMATION

Stockholder Proposals; Director Nominations

Any stockholder desiring to present a stockholder proposal at the Company’s 2013 Annual Meeting of Stockholders and to have the proposal included in the Company’s related proxy statement must send it to the Company’s General Counsel and Secretary at 550 West Texas Avenue, Suite 100, Midland, Texas 79701, so that it is received no later than December 28, 2012. All such proposals should be in compliance with SEC rules and regulations. The Company will only include in its proxy materials those stockholder proposals that it receives before the deadline and that are proper for stockholder action.

In addition, in accordance with the Company’s bylaws, any stockholder entitled to vote at the Company’s 2013 Annual Meeting of Stockholders may propose business (other than proposals to be included in the Company’s proxy materials as discussed in the preceding paragraph) to be included on the agenda of, and properly presented for action at, the 2013 Annual Meeting of Stockholders only if written notice of such stockholder’s intent is given in accordance with the requirements of the Company’s bylaws and SEC rules and regulations. Such proposal must be submitted in writing and addressed to the attention of the Company’s General Counsel and Secretary at the address shown above, so that it is received between February 11, 2013 and March 13, 2013.

The Company’s Nominating & Governance Committee will consider all director candidates recommended by any stockholder on the same basis as candidates recommended by the Board of Directors and other sources. The procedures to be followed by stockholders in submitting such recommendations is described in the Company’s Policies and Procedures Relating to Disclosures Required by Item 407 of Regulation S-K, which is available on the Company’s website at www.concho.com/governance.

Solicitation of Proxies

The solicitation of proxies by the Board of Directors will be conducted primarily by mail. In addition, officers, directors and employees of the Company may solicit proxies personally or by telephone, facsimile or electronic means. These officers, directors and employees will not receive any compensation for these services, but may be reimbursed for their reasonable expenses in forwarding solicitation material. The Company’s transfer agent, American Stock Transfer & Trust Company (“AST”) and Broadridge Financial Solutions will assist the Company in the distribution of proxy materials and will provide voting and tabulation services for the Annual Meeting. For these services, the Company estimates that it will pay approximately $200,000 in the aggregate for fees and expenses. In addition, the Company will reimburse brokers, custodians, nominees and fiduciaries for reasonable expenses incurred by them in forwarding proxy materials to stockholders of the Company. The costs of the solicitation, including the cost of the preparation, assembly, printing and mailing of this Proxy Statement, the proxy card and any additional information furnished to stockholders, will be borne by the Company.

Stockholder List

In accordance with the Delaware General Corporation Law, the Company will maintain at its corporate offices in Midland, Texas a list of the stockholders entitled to vote at the Annual Meeting. The list will be open to the examination of any stockholder, for purposes germane to the Annual Meeting, during ordinary business hours for ten days before the Annual Meeting.

Proxy Materials, Annual Report and Other Information

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON JUNE 7, 2012:

A COPY OF THE PROXY STATEMENT, THE FORM OF PROXY, THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2011 AND THE 2011 ANNUAL REPORT TO STOCKHOLDERS ARE AVAILABLE FREE OF CHARGE AT www.concho.com/proxy.

The Company’s Annual Report to Stockholders for the year ended December 31, 2011, is being mailed to stockholders concurrently with this Proxy Statement and does not form part of the proxy solicitation material.

A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, as filed with the SEC, will be sent to any stockholder without charge upon written request addressed to Concho Resources Inc., 550 West Texas Avenue, Suite 100, Midland, Texas 79701, Attention: General Counsel and Secretary. A copy of this Proxy Statement and the Company’s Annual Report to Stockholders will also be sent upon written or oral request to any stockholder of a shared address to which a single copy of this Proxy Statement or the Company’s Annual Report to Stockholders was delivered. Requests may be made by writing to Concho Resources Inc., 550 West Texas Avenue, Suite 100, Midland, Texas 79701, Attention: General Counsel and Secretary or by calling 432-683-7443.

Internet and Phone Voting

For shares of stock that are registered in your name, you may vote by internet or phone using procedures provided by the Company’s transfer agent, AST. Votes submitted by internet or phone must be received by 11:59 p.m., Eastern Time, on June 6, 2012. The giving of such a proxy will not affect your right to vote in person should you decide to attend the Annual Meeting.

The internet and phone voting procedures are designed to authenticate stockholder identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly. Stockholders voting by internet should remember that the stockholder must bear costs associated with electronic access, such as usage charges from internet access providers and telephone companies.

For shares of stock that are registered in a street name (the stockholder owns shares in the name of a bank, broker or other holder of record on the books of the Company’s transfer agent), you will receive instructions with your proxy materials that you must follow in order to have your shares voted. Please review your Proxy or voting instruction card to determine whether you can vote by phone or electronically.

* * * * * *

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO VOTE BY COMPLETING, SIGNING AND RETURNING YOUR PROXY CARD IN THE ENCLOSED POSTAGE-PAID, ADDRESSED ENVELOPE.

Appendix A

CONCHO RESOURCES INC.

2006 STOCK INCENTIVE PLAN

(As Amended and Restated Effective as of April 19, 2012)

I. PURPOSE OF THE STOCK INCENTIVE PLAN

The purpose of the CONCHO RESOURCES INC. 2006 STOCK INCENTIVE PLAN (the “Stock Incentive Plan”) is to provide a means through which CONCHO RESOURCES INC., a Delaware corporation (the “Company”), and its Affiliates may attract and retain able persons to serve as Directors or Consultants or to enter the employ of the Company and its Affiliates and to provide a means whereby those individuals upon whom the responsibilities of the successful administration and management of the Company and its Affiliates rest, and whose present and potential contributions to the Company and its Affiliates are of importance, can acquire and maintain stock ownership or other awards, thereby strengthening their concern for the welfare of the Company and its Affiliates and their desire to remain employed by, or continue providing services to, the Company and its Affiliates. A further purpose of the Stock Incentive Plan is to provide such individuals with additional incentive and reward opportunities designed to enhance the profitable growth of the Company and its Affiliates. Accordingly, the Stock Incentive Plan provides for granting Incentive Stock Options, Options that do not constitute Incentive Stock Options, Restricted Stock Awards, Performance Awards, or any combination of the foregoing, as is best suited to the circumstances of the particular employee, Consultant, or Director as provided herein.

The Stock Incentive Plan as set forth herein constitutes an amendment and restatement of the Stock Incentive Plan as in effect immediately prior to the Effective Date (the “Prior Plan”). The Prior Plan constituted an amendment and restatement of the Concho Equity Holdings Corp. 2004 Stock Option Plan (the “2004 Plan”), which 2004 Plan was assumed by the Company. Except as provided in the following sentence, the Stock Incentive Plan shall supersede and replace in its entirety the Prior Plan. Notwithstanding any provisions herein to the contrary, (a) each stock option granted under the 2004 Plan prior to June 1, 2006, shall be subject to the terms and provisions applicable to such stock option under the 2004 Plan, as in effect immediately prior to June 1, 2006, subject to adjustments in the number and class of shares of capital stock subject to each such stock option, and in the exercise price thereof, in connection with the assumption of the 2004 Plan and such stock option, as provided in the Prior Plan, and (b) each other award granted under the Prior Plan prior to the Effective Date shall be subject to the terms and provisions applicable to such award under the Prior Plan as in effect immediately prior to the Effective Date, except that any such award that is an Option shall also be subject to the provisions of Paragraph VII(f) of the Plan.

II. DEFINITIONS

The following definitions shall be applicable throughout the Stock Incentive Plan unless specifically modified by any paragraph:

“Affiliate” means any corporation, partnership, limited liability company or partnership, association, trust, or other organization which, directly or indirectly, controls, is controlled by, or is under common control with, the Company. For purposes of the preceding sentence, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any entity or organization, shall mean the possession, directly or indirectly, of the power (i) to vote more than 50% of the securities having ordinary voting power for the election of directors of the controlled entity or organization or (ii) to direct or cause the direction of the management and policies of the controlled entity or organization, whether through the ownership of voting securities or by contract or otherwise.

“Award” means, individually or collectively, any Option, Restricted Stock Award, or Performance Award.

“Board” means the Board of Directors of the Company.

“Code” means the Internal Revenue Code of 1986, as amended. Reference in the Stock Incentive Plan to any section of the Code shall be deemed to include any amendments or successor provisions to such section and any regulations under such section.

“Committee” means a committee of the Board that is selected by the Board as provided in Paragraph IV(a).

“Common Stock” means the common stock, par value $0.001 per share, of the Company, or any security into which such common stock may be changed by reason of any transaction or event of the type described in Paragraph X.

“Company” means Concho Resources Inc., a Delaware corporation.

“Consultant” means any person who is not an employee or a Director and who is providing advisory or consulting services to the Company or any Affiliate.

“Corporate Change” shall have the meaning assigned to such term in Paragraph X(c) of the Stock Incentive Plan.

“Director” means an individual who is a member of the Board.

“Effective Date” means April 19, 2012.

An “employee” means any person (including a Director) in an employment relationship with the Company or any Affiliate.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” means, as of any specified date, the mean of the high and low sales prices of the Common Stock, if the Common Stock is listed on a national stock exchange registered under section 6(a) of the Exchange Act, reported on the stock exchange composite tape on that date (or such other reporting service approved by the Committee); or, if no prices are reported on that date, on the last preceding date on which such prices of the Common Stock are so reported. If the Common Stock is traded over the counter at the time a determination of its fair market value is required to be made hereunder, its fair market value shall be deemed to be equal to the average between the reported high and low or closing bid and asked prices of Common Stock on the most recent date on which Common Stock was publicly traded. In the event Common Stock is not publicly traded at the time a determination of its value is required to be made hereunder, the determination of its fair market value shall be made by the Committee in such manner as it deems appropriate and as is consistent with the requirements of section 409A of the Code.

“Incentive Stock Option” means an incentive stock option within the meaning of section 422 of the Code.

“Option” means an Award granted under Paragraph VII of the Stock Incentive Plan and includes both Incentive Stock Options to purchase Common Stock and Options that do not constitute Incentive Stock Options to purchase Common Stock.

“Option Agreement” means a written agreement between the Company and a Participant with respect to an Option.

“Participant” means an employee, Consultant, or Director who has been granted an Award.

“Performance Award” means an Award granted under Paragraph IX of the Stock Incentive Plan.

“Performance Award Agreement” means a written agreement between the Company and a Participant with respect to a Performance Award.

“Performance Measure” means one or more performance measures established by the Committee that are based on (i) the price of a share of Common Stock, (ii) earnings per share, (iii) market share, (iv) revenues, (v) net income (before or after taxes), (vi) cash flow or return on investment, (vii) earnings before or after interest, taxes, depreciation, and/or amortization, (viii) economic value added, (ix) return on capital, assets, or stockholders’ equity, (x) operating margin, (xi) debt level or debt reduction, (xii) cost reduction targets, (xiii) the amount of oil and/or gas reserves, (xiv) oil and/or gas reserve additions, (xv) costs of finding oil and/or gas reserves, (xvi) oil and/or gas replacement ratios, (xvii) oil and/or gas production, (xviii) the total stockholders’ return achieved by the Company, or (xix) a combination of any of the foregoing. The performance measures described in the preceding sentence may be absolute, relative to one or more other companies, relative to one or more indexes, or measured by reference to the Company alone, one or more business units or Affiliates of the Company alone, or the Company together with one or more of its business units or Affiliates. In addition, subject to any limitations under section 162(m) of the Code, such performance measures may be subject to adjustment by the Committee for changes in accounting principles, to satisfy regulatory requirements and other specified significant extraordinary items or events.

“Restricted Stock Agreement” means a written agreement between the Company and a Participant with respect to a Restricted Stock Award.

“Restricted Stock Award” means an Award granted under Paragraph VIII of the Stock Incentive Plan.

“Rule 16b-3” means Securities Exchange Commission Rule 16b-3 promulgated under the Exchange Act, as such may be amended from time to time, and any successor rule, regulation, or statute fulfilling the same or a similar function.

“Stock Incentive Plan” means the Concho Resources Inc. 2006 Stock Incentive Plan, as amended from time to time.

III. EFFECTIVE DATE AND DURATION OF THE STOCK INCENTIVE PLAN

This amendment and restatement of the Stock Incentive Plan shall be effective as of the Effective Date, provided this amendment and restatement is approved by the stockholders of the Company at the 2012 annual meeting of the Company’s stockholders. If this amendment and restatement is not so approved by the stockholders, then this amendment and restatement shall be void ab initio, and the Stock Incentive Plan shall continue in effect as if this amendment and restatement had not occurred, and any awards previously granted under the Stock Incentive Plan shall continue in effect under the terms of the grant; provided, further, that thereafter awards may continue to be granted pursuant to the terms of the Stock Incentive Plan, as in effect prior to this amendment and restatement and as may be otherwise amended hereafter. No further Awards may be granted under the Stock Incentive Plan after 10 years from the Effective Date. The Stock Incentive Plan shall remain in effect until all Options granted under the Stock Incentive Plan have been exercised or expired, all Restricted Stock Awards granted under the Stock Incentive Plan have vested or been forfeited, and all Performance Awards have been satisfied or expired.

IV. ADMINISTRATION

(a) Composition of Committee. The Stock Incentive Plan shall be administered by a committee of, and appointed by, the Board that shall be comprised solely of two or more Directors who are both (i) outside Directors (within the meaning of section 162(m) of the Code and applicable interpretive authority thereunder) and (ii) non-employee Directors (within the meaning of Rule 16b-3).

(b) Powers. Subject to the express provisions of the Stock Incentive Plan, the Committee shall have authority, in its discretion, to determine which employees, Consultants, or Directors shall receive an Award, the time or times when such Award shall be made, the type of Award that shall be made, the number of shares of Common Stock to be subject to each Option or Restricted Stock Award, and the number of shares of Common Stock to be subject to or the value of each Performance Award. In making such determinations, the Committee shall take into account the nature of the services rendered by the respective employees, Consultants, or Directors, their present and potential contribution to the Company’s success, and such other factors as the Committee in its sole discretion shall deem relevant.

(c) Additional Powers. The Committee shall have such additional powers as are delegated to it by the other provisions of the Stock Incentive Plan. Subject to the express provisions of the Stock Incentive Plan, this shall include the power to construe the Stock Incentive Plan and the respective agreements executed hereunder, to prescribe, amend, suspend or waive rules and regulations relating to the Stock Incentive Plan, to determine the terms, restrictions, and provisions of the agreement relating to each Award, including such terms, restrictions, and provisions as shall be requisite in the judgment of the Committee to cause designated Options to qualify as Incentive Stock Options, and to make all other determinations necessary or advisable for administering the Stock Incentive Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Stock Incentive Plan or in any agreement relating to an Award in the manner and to the extent the Committee shall deem expedient to carry the Stock Incentive Plan or any such agreement into effect. All determinations and decisions made by the Committee on the matters referred to in this Paragraph IV and in construing the provisions of the Stock Incentive Plan shall be conclusive.

(d) Delegation of Authority by the Committee. Notwithstanding the preceding provisions of this Paragraph IV or any other provision of the Stock Incentive Plan to the contrary, subject to the constraints of applicable law, the Committee may from time to time, in its sole discretion, delegate to the Chief Executive Officer of the Company the administration (or interpretation of any provision) of the Stock Incentive Plan, and the right to grant Awards under the Stock Incentive Plan, insofar as such administration (and interpretation) and power to grant Awards relates to any person who is not then subject to section 16 of the Exchange Act (including any successor section to the same or similar effect). Any such delegation may be effective only so long as the Chief Executive Officer of the Company is a member of the Board, and the Committee may revoke such delegation at any time. The Committee may put any conditions and restrictions on the powers that may be exercised by the Chief Executive Officer of the Company upon such delegation as the Committee determines in its sole discretion. In the event of any conflict in a determination or interpretation under the Stock Incentive Plan as between the Committee and the Chief Executive Officer of the Company, the determination or interpretation, as applicable, of the Committee shall be conclusive.

V. SHARES SUBJECT TO THE STOCK INCENTIVE PLAN; AWARD LIMITS; GRANT OF AWARDS

(a) Shares Subject to the Stock Incentive Plan and Award Limits. Subject to adjustment in the same manner as provided in Paragraph X with respect to shares of Common Stock subject to Options then outstanding, the aggregate maximum number of shares of Common Stock that may be issued under the Stock Incentive Plan, and the aggregate maximum number of shares of Common Stock that may be issued under the Stock Incentive Plan through Incentive Stock Options, shall not exceed 7,500,000 shares (which number includes the number of shares of Common Stock previously issued pursuant to an award (or made subject to an award that has not expired or been terminated) granted under the Prior Plan or the 2004 Plan). Shares shall be deemed to have been issued under the Stock Incentive Plan only to the extent actually issued and delivered pursuant to an Award. To the extent that an Award lapses or the rights of its holder terminate, any shares of Common Stock subject to such Award shall again be available for the grant of an Award under the Stock Incentive Plan. In addition, shares issued under the Stock Incentive Plan and forfeited back to the Stock Incentive Plan, shares surrendered in payment of the exercise price or purchase price of an Award, and shares withheld for payment of applicable employment taxes and/or withholding obligations associated with an Award shall again be available for the grant of an Award under the Stock Incentive Plan. Notwithstanding any provision in the Stock Incentive Plan to the contrary, (i) the maximum number of shares of Common Stock that may be subject to Awards denominated in shares of Common Stock granted under the Stock Incentive Plan to any one individual during the period beginning on the Effective Date and ending on the last day of the term of the Stock Incentive Plan may not exceed 50% of the number of additional shares made subject to the Stock Incentive Plan effective as of the Effective Date (subject to adjustment from time to time in accordance with the provisions of the Stock Incentive Plan) and (ii) the maximum amount of compensation that may be paid under all Performance Awards that are not denominated in shares of Common Stock (including the Fair Market value of any shares of Common Stock paid in satisfaction of such Performance Awards) granted to any one individual during any calendar year may not exceed $15,000,000, and any payment due with respect to a Performance Award shall be paid no later than 10 years after the date of grant of such Performance Award. The limitations set forth in the preceding sentence shall be applied in a manner that will permit Awards that are intended to provide “performance-based” compensation for purposes of section 162(m) of the Code to satisfy the requirements of such section, including, without limitation, counting against such maximum number of shares, to the extent required under section 162(m) of the Code and applicable interpretive authority thereunder, any shares subject to Options granted to employees that are canceled or repriced.

(b) Grant of Awards. The Committee may from time to time grant Awards to one or more employees, Consultants, or Directors determined by it to be eligible for participation in the Stock Incentive Plan in accordance with the terms of the Stock Incentive Plan.

(c) Stock Offered. Subject to the limitations set forth in Paragraph V(a), the stock to be offered pursuant to the grant of an Award may be authorized but unissued Common Stock or Common Stock previously issued and outstanding and reacquired by the Company. Any of such shares that remain unissued and that are not subject to outstanding Awards at the termination of the Stock Incentive Plan shall cease to be subject to the Stock Incentive Plan but, until termination of the Stock Incentive Plan, the Company shall at all times make available a sufficient number of shares to meet the requirements of the Stock Incentive Plan. The shares of the Company’s stock to be issued pursuant to any Award may be represented by physical stock certificates or may be uncertificated. Notwithstanding references in the Stock Incentive Plan to certificates, the Company may deliver uncertificated shares of Common Stock in connection with any Award.

VI. ELIGIBILITY

Awards may be granted only to persons who, at the time of grant, are employees, Consultants, or Directors. An Award may be granted on more than one occasion to the same person, and, subject to the limitations set forth in the Stock Incentive Plan, such Award may include an Incentive Stock Option, an Option that is not an Incentive Stock Option, a Restricted Stock Award, a Performance Award, or any combination thereof.

VII. STOCK OPTIONS

(a) Option Period. The term of each Option shall be as specified by the Committee at the date of grant, but in no event shall an Option be exercisable after the expiration of 10 years from the date of grant.

(b) Limitations on Exercise of Option. An Option shall be exercisable in whole or in such installments and at such times as determined by the Committee.

(c) Special Limitations on Incentive Stock Options. An Incentive Stock Option may be granted only to an individual who is employed by the Company or any “parent corporation” or “subsidiary corporation” (as such terms are defined in section 424 of the Code) of the Company at the time the Option is granted. To the extent that the aggregate fair market value (determined at the time the respective Incentive Stock Option is granted) of stock with respect to which Incentive Stock Options are exercisable for the first time by an individual during any calendar year under all incentive stock option plans of the Company and its parent and subsidiary corporations, within the meaning of section 424 of the Code, exceeds $100,000 or such other amount as may be prescribed under section 422 of the Code or applicable regulations or rulings from time to time, such Incentive Stock Options shall be treated as Options that do not constitute Incentive Stock Options. The Committee shall determine, in accordance with applicable provisions of the Code, Treasury regulations, and other administrative pronouncements, which of a Participant’s Incentive Stock Options will not constitute Incentive Stock Options because of such limitation and shall notify the Participant of such determination as soon as practicable after such determination. No Incentive Stock Option shall be granted to an individual if, at the time the Option is granted, such individual owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of its parent or subsidiary corporation, within the meaning of section 422(b)(6) of the Code, unless (i) at the time such Option is granted, the option price is at least 110% of the Fair Market Value of the Common Stock subject to the Option and (ii) such Option by its terms is not exercisable after the expiration of five years from the date of grant. Except as otherwise provided in sections 421 or 422 of the Code, an Incentive Stock Option shall not be transferable otherwise than by will or the laws of descent and distribution and shall be exercisable during the Participant’s lifetime only by such Participant or the Participant’s guardian or legal representative.

(d) Option Agreement. Each Option shall be evidenced by an Option Agreement in such form and containing such provisions not inconsistent with the provisions of the Stock Incentive Plan as the Committee from time to time shall approve, including, without limitation, provisions to qualify an Option as an Incentive Stock Option under section 422 of the Code. Each Option Agreement shall specify the effect of termination of (i) employment, (ii) the consulting or advisory relationship, or (iii) membership on the Board, as applicable, on the exercisability of the Option. An Option Agreement may provide for the payment of the option price, in whole or in part, by the delivery of a number of shares of Common Stock (plus cash if necessary) having a Fair Market Value equal to such option price. Moreover, an Option Agreement may provide for a “cashless exercise” of the Option by establishing procedures satisfactory to the Committee with respect thereto. The terms and conditions of the respective Option Agreements need not be identical. The Committee may, in its sole discretion, amend an outstanding Option Agreement from time to time in any manner that is not inconsistent with the provisions of the Stock Incentive Plan (including, without limitation, an amendment that accelerates the time at which the Option, or a portion thereof, may be exercisable), provided that, except as otherwise provided in the Stock Incentive Plan or the applicable Option Agreement, any such amendment shall not materially reduce the rights of a Participant without the consent of such Participant.

(f) Option Price and Payment. The price at which a share of Common Stock may be purchased upon exercise of an Option shall be determined by the Committee but, subject to the special limitations on Incentive Stock Options set forth in Paragraph VII(c) and to adjustment as provided in Paragraph X, such purchase price shall not be less than the Fair Market Value of a share of Common Stock on the date such Option is granted. The Option or portion thereof may be exercised by delivery of an irrevocable notice of exercise to the Company, as specified by the Committee. The purchase price of the Option or portion thereof shall be paid in full in the manner prescribed by the Committee. Separate stock certificates shall be issued by the Company for those shares acquired pursuant to the exercise of an Incentive Stock Option and for those shares acquired pursuant to the exercise of any Option that does not constitute an Incentive Stock Option.

(g) Restrictions on Repricing of Options. Except as provided in Paragraph X, the Committee may not, without approval of the stockholders of the Company, amend any outstanding Option Agreement to lower the option price (or cancel and replace any outstanding Option Agreement with Option Agreements having a lower option price).

(h) Stockholder Rights and Privileges. The Participant shall be entitled to all the privileges and rights of a stockholder only with respect to such shares of Common Stock as have been purchased under the Option and for which shares of stock have been delivered to the Participant.

(i) Options in Substitution for Options Granted by Other Employers. Options may be granted under the Stock Incentive Plan from time to time in substitution for options held by individuals providing services to corporations or other entities who become employees, Consultants, or Directors as a result of a merger or consolidation or other business transaction with the Company or any Affiliate.

VIII. RESTRICTED STOCK AWARDS

(a) Forfeiture Restrictions to be Established by the Committee. Shares of Common Stock that are the subject of a Restricted Stock Award shall be subject to restrictions on transferability by the Participant and an obligation of the Participant to forfeit and surrender the shares to the Company under certain circumstances (the “Forfeiture Restrictions”). The Forfeiture Restrictions shall be determined by the Committee in its sole discretion, and the Committee may provide that the Forfeiture Restrictions shall lapse upon (i) the attainment of one or more Performance Measures, (ii) the Participant’s continued employment with the Company or one of its Affiliates or continued service as a Consultant or Director for a specified period of time, (iii) the occurrence of any event or the satisfaction of any other condition specified by the Committee in its sole discretion, or (iv) a combination of any of the foregoing. Each Restricted Stock Award may have different Forfeiture Restrictions, in the discretion of the Committee.

(b) Other Terms and Conditions. Unless provided otherwise in a Restricted Stock Agreement, the Participant shall have the right to receive dividends with respect to Common Stock subject to a Restricted Stock Award, to vote Common Stock subject thereto, and to enjoy all other stockholder rights, except that (i) the Participant shall not be entitled to delivery of the stock certificate until the Forfeiture Restrictions have expired, (ii) the Company shall retain custody of the stock until the Forfeiture Restrictions have expired, (iii) the Participant may not sell, transfer, pledge, exchange, hypothecate, or otherwise dispose of or encumber the stock until the Forfeiture Restrictions have expired, (iv) a breach of the terms and conditions established by the Committee pursuant to the Restricted Stock Agreement shall result in a forfeiture of the Restricted Stock Award, and (v) with respect to the payment of any dividend with respect to shares of Common Stock subject to a Restricted Stock Award directly to the Participant, each such dividend shall be paid no later than the end of the calendar year in which the dividends are paid to stockholders of such class of shares or, if later, the fifteenth day of the third month following the date the dividends are paid to stockholders of such class of shares. At the time a Restricted Stock Award is granted, the Committee may, in its sole discretion, prescribe additional terms, conditions, or restrictions relating to Restricted Stock Awards, including, but not limited to, rules pertaining to the termination of employment or service as a Consultant or Director (by retirement, disability, death, or otherwise) of a Participant prior to expiration of the Forfeitures Restrictions. Such additional terms, conditions, or restrictions shall be set forth in a Restricted Stock Agreement made in conjunction with the Award.

(c) Payment for Restricted Stock. The Committee shall determine the amount and form of any payment for Common Stock received pursuant to a Restricted Stock Award, provided that in the absence of such a determination, a Participant shall not be required to make any payment for Common Stock received pursuant to a Restricted Stock Award, except to the extent otherwise required by law.

(d) Committee’s Discretion to Accelerate Vesting of Restricted Stock Awards. Subject to any limitations imposed under section 162(m) of the Code, the Committee may, in its discretion and as of a date determined by the Committee, fully vest any or all Common Stock awarded to a Participant pursuant to a Restricted Stock Award and, upon such vesting, all Forfeiture Restrictions applicable to such Restricted Stock Award shall terminate as of such date. Any action by the Committee pursuant to this Subparagraph may vary among individual Participants and may vary among the Restricted Stock Awards held by any individual Participant.

(e) Restricted Stock Agreements. At the time any Award is made under this Paragraph VIII, the Company and the Participant shall enter into a Restricted Stock Agreement setting forth each of the matters contemplated hereby and such other matters as the Committee may determine to be appropriate. The terms and provisions of the respective Restricted Stock Agreements need not be identical. Subject to the restriction set forth in the first sentence of Subparagraph (d) above, the Committee may, in its sole discretion, amend an outstanding Restricted Stock Agreement from time to time in any manner that is not inconsistent with the provisions of the Stock Incentive Plan, provided that, except as otherwise provided in the Stock Incentive Plan or the applicable Restricted Stock Agreement, any such amendment shall not materially reduce the rights of a Participant without the consent of such Participant.

IX. PERFORMANCE AWARDS

(a) Performance Period. The Committee shall establish, with respect to and at the time of each Performance Award, the number of shares of Common Stock subject to, or the maximum value of, the Performance Award and the performance period over which the performance applicable to the Performance Award shall be measured.

(b) Performance Measures. A Performance Award shall be awarded to a Participant contingent upon future performance of the Company or any Affiliate, division, or department thereof under a Performance Measure during the performance period. With respect to Performance Awards that are intended to constitute “performance-based” compensation under section 162(m) of the Code, the Committee shall establish the initial Performance Measures applicable to such performance either (i) prior to the beginning of the performance period or (ii) within 90 days after the beginning of the performance period if the outcome of the performance targets is substantially uncertain at the time such targets are established, but not later than the date that 25% of the performance period has elapsed. The Committee, in its sole discretion, may provide for an adjustable Performance Award value based upon the level of achievement of Performance Measures.

(c) Awards Criteria. In determining the value of Performance Awards, the Committee shall take into account a Participant’s responsibility level, performance, potential, other Awards, and such other considerations as it deems appropriate. The Committee, in its sole discretion, may provide for a reduction in the value of a Participant’s Performance Award during the performance period.

(d) Payment. Following the end of the performance period, the holder of a Performance Award shall be entitled to receive payment of an amount not exceeding the number of shares of Common Stock subject to, or the maximum value of, the Performance Award, based on the achievement of the Performance Measures for such performance period, as determined and certified in writing by the Committee. Payment of a Performance Award may be made in cash, Common Stock, or a combination thereof, as determined by the Committee. Payment shall be made in a lump sum or in installments as prescribed by the Committee. If a Performance Award covering shares of Common Stock is to be paid in cash, such payment shall be based on the Fair Market Value of the Common Stock on the payment date or such other date as may be specified by the Committee in the Performance Award Agreement. A Participant shall not be entitled to the privileges and rights of a stockholder with respect to a Performance Award covering shares of Common Stock until payment has been determined by the Committee and such shares have been delivered to the Participant.

(e) Termination of Award. A Performance Award shall terminate if the Participant does not remain continuously in the employ of the Company and its Affiliates or does not continue to perform services as a Consultant or a Director for the Company and its Affiliates at all times during the applicable performance period through the payment date, except as may be determined by the Committee.

(f) Performance Award Agreements. At the time any Award is made under this Paragraph IX, the Company and the Participant shall enter into a Performance Award Agreement setting forth each of the matters contemplated hereby and such additional matters as the Committee may determine to be appropriate. The terms and provisions of the respective Performance Award Agreements need not be identical.

X. RECAPITALIZATION OR REORGANIZATION

(a) No Effect on Right or Power. The existence of the Stock Incentive Plan and the Awards granted hereunder shall not affect in any way the right or power of the Board or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization, or other change in the Company’s or any Affiliate’s capital structure or its business, any merger, consolidation or other business combination of the Company or any Affiliate, any issue of debt or equity securities ahead of or affecting Common Stock or the rights thereof, the dissolution or liquidation of the Company or any Affiliate, any sale, lease, exchange, or other disposition of all or any part of its assets or business, or any other corporate act or proceeding.

(b) Subdivision or Consolidation of Shares; Stock Dividends. The shares with respect to which Awards may be granted are shares of Common Stock as presently constituted, but if, and whenever, prior to the expiration of an Award theretofore granted, the Company shall effect a subdivision or consolidation of shares of Common Stock or the payment of a stock dividend on Common Stock without receipt of consideration by the Company, the number of shares of Common Stock with respect to which such Award may thereafter be exercised or satisfied, as applicable, (i) in the event of an increase in the number of outstanding shares, shall be proportionately increased, and the purchase price per share, if any, shall be proportionately reduced, and (ii) in the event of a reduction in the number of outstanding shares, shall be proportionately reduced, and the purchase price per share, if any, shall be proportionately increased. Any fractional share resulting from such adjustment shall be rounded up to the next whole share.

(c) Recapitalizations and Corporate Changes. If the Company recapitalizes, reclassifies its capital stock, or otherwise changes its capital structure (a “recapitalization”), the number and class of shares of Common Stock or other property covered by an Award theretofore granted and the purchase price of Common Stock or other consideration subject to such Award shall be adjusted so that such Award shall thereafter cover the number and class of shares of stock and securities to which the Participant would have been entitled pursuant to the terms of the recapitalization if, immediately prior to the recapitalization, the Participant had been the holder of record of the number of shares of Common Stock then covered by such Award. If (i) the Company shall not be the surviving entity in any merger, consolidation or other business combination or reorganization (or survives only as a subsidiary of an entity), (ii) the Company sells, leases, or exchanges or agrees to sell, lease, or exchange all or substantially all of its assets to any other person or entity, (iii) the Company is to be dissolved and liquidated, (iv) any person or entity, including a “group” as contemplated by section 13(d)(3) of the Exchange Act, acquires or gains ownership or control (including, without limitation, the power to vote) of more than 50% of the outstanding shares of the Company’s voting stock (based upon voting power), or (v) the individuals who, as of the Effective Date, constitute members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board (provided, however, that any individual becoming a director subsequent to such date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered for purposes of this definition as though such individual was a member of the Incumbent Board, but excluding, for these purposes, any such individual whose initial assumption of office as a director occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of any individual, entity or group other than the Board) (each such event in clauses (i) through (v) above is referred to herein as a “Corporate Change”), then (x) no sooner than effective as of the consummation by the Company of such merger, consolidation, combination, reorganization, sale, lease, or exchange of assets or dissolution and liquidation or such change in the Board or (y) no later than 30 days after a Corporate Change of the type described in clause (iv), the Committee, acting in its sole discretion without the consent or approval of any Participant, shall effect one or more of the following alternatives in an equitable and appropriate manner to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Stock Incentive Plan, which alternatives may vary among individual Participants and which may vary among Options held by any individual Participant: (1) accelerate the time at which Options then outstanding may be exercised so that such Options may be exercised in full for a limited period of time on or before a specified date fixed by the Committee, after which specified date all such unexercised Options and all rights of Participants thereunder shall terminate, (2) require the mandatory surrender to the Company by all or selected Participants of some or all of the outstanding Options held by such Participants (irrespective of whether such Options are then exercisable under the provisions of the Stock Incentive Plan) as of a date specified by the Committee, in which event the Committee shall thereupon cancel such Options, and the Company shall pay (or cause to be paid) to each Participant an amount of cash per share equal to the excess, if any, of the amount calculated in Subparagraph (d) below (the “Change of Control Value”) of the shares subject to such Options over the exercise price(s) under such Options for such shares, or (3) make such adjustments to Options then outstanding as the Committee deems appropriate to reflect such Corporate Change and to prevent the dilution or enlargement of rights (provided, however, that the Committee may determine in its sole discretion that no adjustment is necessary to such Options then outstanding), including, without limitation, adjusting such an Option to provide that the number and class of shares of Common Stock covered by such Option shall be adjusted so that such Option shall thereafter cover securities of the surviving or acquiring corporation or other property (including, without limitation, cash) as determined by the Committee in its sole discretion.

(d) Change of Control Value. For the purposes of clause (2) in Subparagraph (c) above, the “Change of Control Value” shall equal the amount determined in the following clause (i), (ii) or (iii), whichever is applicable: (i) the per share price offered to stockholders of the Company in any such merger, consolidation, or other business combination, reorganization, sale of assets or dissolution and liquidation transaction, (ii) the per share price offered to stockholders of the Company in any tender offer or exchange offer whereby a Corporate Change takes place, or (iii) if such Corporate Change occurs other than pursuant to a tender or exchange offer, the fair market value per share of the shares into which such Options being surrendered are exercisable, as determined by the Committee as of the date determined by the Committee to be the date of cancellation and surrender of such Options. In the event that the consideration offered to stockholders of the Company in any transaction described in this Subparagraph (d) or Subparagraph (c) above consists of anything other than cash, the Committee shall determine the fair cash equivalent of the portion of the consideration offered which is other than cash.

(e) Other Changes in the Common Stock. In the event of changes in the outstanding Common Stock by reason of recapitalizations, reorganizations, mergers, consolidations, combinations, split-ups, split-offs, spin-offs, exchanges, or other relevant changes in capitalization or distributions (other than ordinary dividends) to the holders of Common Stock occurring after the date of the grant of any Award and not otherwise provided for by this Paragraph X, such Award and any agreement evidencing such Award shall be subject to adjustment by the Committee at its sole discretion as to the number and price of shares of Common Stock or other consideration subject to such Award in an equitable and appropriate manner so as to prevent the dilution or enlargement of the benefits or potential benefits intended to be made available under such Award. In the event of any such change in the outstanding Common Stock or distribution to the holders of Common Stock, or upon the occurrence of any other event described in this Paragraph X, the aggregate maximum number of shares available under the Stock Incentive Plan, the aggregate maximum number of shares that may be issued under the Stock Incentive Plan through Incentive Stock Options, and the maximum number of shares that may be subject to Awards granted to any one individual shall be appropriately adjusted to the extent, if any, determined by the Committee, whose determination shall be conclusive.

(f) Stockholder Action. Any adjustment provided for in the above Subparagraphs shall be subject to any stockholder action required by applicable law or regulation or the Company’s certificate of incorporation or bylaws.

(g) No Adjustments Unless Otherwise Provided. Except as hereinbefore expressly provided, the issuance by the Company of shares of stock of any class or securities convertible into shares of stock of any class, for cash, property, labor or services, upon direct sale, upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, and in any case whether or not for fair value, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Common Stock subject to Awards theretofore granted or the purchase price per share, if applicable.

XI. AMENDMENT AND TERMINATION OF THE STOCK INCENTIVE PLAN

The Board in its discretion may terminate the Stock Incentive Plan at any time with respect to any shares of Common Stock for which Awards have not theretofore been granted. The Board shall have the right to alter or amend the Stock Incentive Plan or any part thereof from time to time; provided that no change in the Stock Incentive Plan may be made that would materially impair the rights of a Participant with respect to an Award theretofore granted without the consent of the Participant, and provided, further, that the Board may not, without approval of the stockholders of the Company, (a) amend the Stock Incentive Plan to increase the aggregate maximum number of shares that may be issued under the Stock Incentive Plan, increase the aggregate maximum number of shares that may be issued under the Stock Incentive Plan through Incentive Stock Options, or change the class of individuals eligible to receive Awards under the Stock Incentive Plan, or (b) amend or delete Paragraph VII(f).

XII. MISCELLANEOUS

(a) No Right to an Award. Neither the adoption of the Stock Incentive Plan nor any action of the Board or of the Committee shall be deemed to give any individual any right to be granted an Award, or any other rights hereunder except as may be evidenced by an Award agreement duly executed on behalf of the Company, and then only to the extent and on the terms and conditions expressly set forth therein. The Stock Incentive Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of funds or assets to assure the performance of its obligations under any Award.

(b) No Employment/Membership Rights Conferred. Nothing contained in the Stock Incentive Plan shall (i) confer upon any employee or Consultant any right with respect to continuation of employment or of a consulting or advisory relationship with the Company or any Affiliate or (ii) interfere in any way with the right of the Company or any Affiliate to terminate his or her employment or consulting or advisory relationship at any time. Nothing contained in the Stock Incentive Plan shall confer upon any Director any right with respect to continuation of membership on the Board.

(c) Other Laws; Withholding. The Company shall not be obligated to issue any Common Stock pursuant to any Award granted under the Stock Incentive Plan at any time when the shares covered by such Award have not been registered under the Securities Act of 1933, as amended, and such other state and federal laws, rules, and regulations as the Company or the Committee deems applicable and, in the opinion of legal counsel for the Company, there is no exemption from the registration requirements of such laws, rules, and regulations available for the issuance and sale of such shares. No fractional shares of Common Stock shall be delivered, nor shall any cash in lieu of fractional shares be paid unless otherwise determined by the Committee. The Company shall have the right to deduct in connection with all Awards any taxes required by law to be withheld and to require any payments required to enable it to satisfy its withholding obligations.

(d) No Restriction on Corporate Action. Nothing contained in the Stock Incentive Plan shall be construed to prevent the Company or any Affiliate from taking any action which is deemed by the Company or such Affiliate to be appropriate or in its best interest, whether or not such action would have an adverse effect on the Stock Incentive Plan or any Award made under the Stock Incentive Plan. No Participant, beneficiary or other person shall have any claim against the Company or any Affiliate as a result of any such action.

(e) Restrictions on Transfer. An Award (other than an Incentive Stock Option, which shall be subject to the transfer restrictions set forth in Paragraph VII(c)) shall not be transferable otherwise than (i) by will or the laws of descent and distribution, (ii) pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder, or (iii) with the consent of the Committee.

(f) Clawback. Notwithstanding any provisions in the Stock Incentive Plan to the contrary, any portion of the payments and benefits provided under the Stock Incentive Plan or the sale of shares of Common Stock shall be subject to a clawback or other recovery by the Company to the extent necessary to comply with applicable law including, without limitation, the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 or any Securities and Exchange Commission rule.

(g) Delayed Payment Restriction. Notwithstanding any provision in the Stock Incentive Plan or an Award agreement to the contrary, if any payment or benefit provided for under an Award would be subject to additional taxes and interest under section 409A of the Code if the Participant’s receipt of such payment or benefit is not delayed in accordance with the requirements of section 409A(a)(2)(B)(i) of the Code, then such payment or benefit shall not be provided to the Participant (or the Participant’s estate, if applicable) until the earlier of (i) the date of the Participant’s death or (ii) the date that is six months after the date of the Participant’s separation from service with the Company.

(h) Governing Law. The Stock Incentive Plan shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to conflicts of laws principles thereof.

2012 ANNUAL MEETING OF STOCKHOLDERS OF

CONCHO RESOURCES INC.

June 7, 2012

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EST the day before the meeting.

COMPANY NUMBER

ACCOUNT NUMBER

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible. IN PERSON - You may vote your shares in person by attending the Annual Meeting.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS: The Annual Report, Notice of Meeting and Proxy Statement are available at www.concho.com/proxy
i Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. i

¢ 20330330000000000000 0	060712

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL DIRECTOR NOMINEES.

“FOR” PROPOSALS 2, 3 AND 4.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

						FOR	AGAINST	ABSTAIN
1. Election of Directors:				2.	To satisfy the selection of Grant Thornton LLP as independent registered public accounting firm of the Company for the fiscal year ending December 31, 2012.	☐	☐	☐

☐	FOR ALL NOMINEES	NOMINEES: ☐ Steven L. Beal ☐ Tucker S. Bridwell ☐ Mark B. Puckett
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES			3.	Amendment to and Restatement of Concho Resources’ 2006 Stock Incentive Plan.	☐	☐	☐

☐	FOR ALL EXCEPT (See instructions below)			4.	Advisory vote to approve named executive officer compensation (“say-on-pay”).	☐	☐	☐
				5.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

This proxy is solicited on behalf of the Board of Directors of the Company. This proxy, when properly executed, will be voted in accordance with the instructions given above. If no instructions are given, this proxy will be voted “FOR ALL NOMINEES” on the election of the director nominees, “FOR” proposals 2, 3 and 4.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

			☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note: ■

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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CONCHO RESOURCES INC.

2012 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON June 7, 2012

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints C. William Giraud, Darin G. Holderness and Matthew G. Hyde as proxies, each with full power of substitution, to represent and vote, as designated on the reverse side, all of the shares of Common Stock of Concho Resources Inc. held of record by the undersigned on April 23, 2012, at the 2012 Annual Meeting of Stockholders to be held at 3:00 p.m. Central Time at the Petroleum Club of Midland, 501 West Wall Street, Midland, Texas 79701, on June 7, 2012, or any adjournment or postponement thereof.

(Continued and to be signed on the reverse side)

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